Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 9, 2018

BY AND AMONG

META FINANCIAL GROUP, INC.

METABANK,

CRESTMARK BANCORP, INC.

AND

CRESTMARK BANK

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of January 9, 2018, by and among Meta Financial Group, Inc., a Delaware corporation (“Buyer”), MetaBank, a federally chartered stock savings bank and a wholly-owned subsidiary of Buyer (“Buyer Bank” and, together with Buyer, sometimes referred to herein as the “Buyer Parties”), Crestmark Bancorp, Inc. a Michigan corporation (“Company”), and Crestmark Bank, a Michigan state-chartered bank and wholly-owned subsidiary of Company (“Company Bank” and, together with Company, sometimes referred to herein as the “Company Parties”).

WITNESSETH

WHEREAS, the respective boards of directors of each of the Buyer Parties and each of the Company Parties have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are fair to, and in the best interests of, their respective entities, shareholders and stockholders and (ii) determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies;

WHEREAS, in accordance with the terms, and subject to the conditions, of this Agreement, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”), and immediately thereafter, pursuant to the Bank Merger Agreement (as defined below) (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, for federal income tax purposes, it is intended that (i) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and (iii) each party to this Agreement shall be a party to such reorganization within the meaning of Section 368(b) of the Code;

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, certain officers, directors and shareholders of Company have entered into voting agreements with Buyer dated as of the date hereof, the form of which is attached hereto as Exhibit A (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each such Person has agreed, among other things, to vote all Company Common Shares (as defined below) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and

WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in Article 8 hereof.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.

THE MERGER

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the DGCL and the MBCA. Upon consummation of the Merger, at the Effective Time the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the Laws of the DGCL. Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”.

Section 1.02. Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Surviving Entity upon consummation of the Merger at the Effective Time shall be the certificate of incorporation and bylaws of Buyer as in effect immediately prior to the Effective Time.

Section 1.03. Directors and Officers of Surviving Entity. The directors and officers of the Surviving Entity immediately after the Effective Time of the Merger shall be the directors and officers of Buyer in office immediately prior to the Effective Time; provided, that Buyer and Buyer Bank shall take all appropriate action so that, as of the Effective Time, (A) the number of directors constituting Buyer Board and the board of directors of Buyer Bank shall each be increased by two (2) and (B) W. David Tull and one additional individual, designated jointly by Buyer and Company, shall be appointed as directors of Buyer and Buyer Bank. Each of the directors and officers of the Surviving Entity immediately after the Effective Time of the Merger (and the directors appointed pursuant to the proviso in the preceding sentence) shall hold office until his or her successor is elected and qualified or otherwise in accordance with the certificate of incorporation and bylaws of the Surviving Entity.

Section 1.04. Bank Merger. Immediately following the Effective Time or as promptly as practicable thereafter, Company Bank will merge with and into Buyer Bank with Buyer Bank as the surviving bank of such merger. The terms and conditions of the merger of Company Bank and Buyer Bank are set forth in a separate merger agreement and plan of merger substantially in the form attached hereto as Exhibit B (the “Bank Merger Agreement”).

Section 1.05. Effective Time; Closing.

(a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer and Company shall cause the Merger to be consummated by filing (i) a certificate of merger (the “DE Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) a certificate of merger with the Director of the Michigan Department of Licensing and Regulatory Affairs (the “Michigan Director”) in such form as required by, and executed in accordance with, the relevant provisions of the MBCA (the “MI Certificate of Merger” and together with the DE Certificate of Merger, the “Certificates of Merger”). The Merger shall become effective upon the later of (i) such filing of the DE Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such filing of the MI Certificate of Merger with the Michigan Director, or (iii) such date and time as the parties agree and may be specified in the Certificates of Merger (the date and time the Merger becomes effective being the “Effective Time”).

(b) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Katten Muchin Rosenman LLP, 2900 K Street NW North Tower – Suite 200 Washington D.C., 20007-5118 on a date and at a time to be agreed upon by the parties, which date shall be no later than five (5) Business Days after the satisfaction of the last to be satisfied of the conditions set forth in Article 6 (other than those conditions that, by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver (if permitted by applicable Law) of those conditions), or such other time, date or location as the parties may mutually agree in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date”. At the Closing, there shall be delivered to Buyer and Company the Certificates of Merger and such other certificates and other documents required to be delivered hereunder.

Section 1.06. Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, each of the Company Parties and their respective Subsidiaries shall be deemed to have granted to each of the Buyer Parties, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of each of the Buyer Parties, as applicable, are authorized in the name of each of the Company Parties and their respective Subsidiaries to take any and all such action.

Section 1.07. Reservation of Right to Revise Structure. Prior to the Effective Time, the Buyer Parties may at any time, and without the approval of the Company Parties, change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter the kind or amount of the consideration to be issued to any holder of Company Common Shares as Merger Consideration or holder of Company Options, (ii) materially delay receipt of Regulatory Approval, (iii) adversely affect the federal income tax treatment of holders of Company Common Shares in connection with the Merger from what such treatment would have been absent such change or (iv) cause any closing condition in Article 6 not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). In the event that the Buyer Parties elect to make such a change in structure, the parties agree to execute appropriate documents to reflect the change.

ARTICLE 2.

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01. Merger Consideration. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL and the MBCA, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Buyer Parties, the Company Parties or any holder of their respective securities:

(a) Each Company Common Share owned directly by Buyer, Company or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(b) Except as set forth in Section 2.03 with respect to fractional Company Common Shares, each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares described in Section 2.01(a) above) shall be converted into the right to receive such number of shares of Buyer Common Stock determined by multiplying (i) one (1) by (ii) the Exchange Ratio (the “Merger Consideration”).

(c) Each share of Buyer Common Stock shall remain outstanding without change following the Effective Time as shares of the Surviving Entity.

Section 2.02. Rights as Shareholders; Share Transfers. At the Effective Time, all Company Common Shares, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such Company Common Share, the Merger Consideration (and any cash in lieu of fractional shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2. At the Effective Time, holders of Company Common Shares shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration (and any cash in lieu of fractional shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2. After the Effective Time, there shall be no registration of transfers of Company Common Shares on the share transfer books of Company.

Section 2.03. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay or cause to be paid to each Person who would otherwise be a holder of a fractional share of Buyer Common Stock as a result of the conversion set forth in Section 2.01, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded down to the nearest whole cent) determined by multiplying the fractional share interest in Buyer Common Stock to which such Person would otherwise be entitled (after taking into account all Company Common Shares held at the Effective Time by such holder) by the Purchase Price. No such Person will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

Section 2.04. Options and Other Share-Based Awards.

(a) The provisions of this Section 2.04 shall pertain to all (i) Company Options and (ii) other share-based awards granted by Company under the Company Equity Plans that are outstanding immediately prior to the Effective Time.

(b) Treatment of Company Options.

(i) Immediately prior to the Effective Time, all unvested Company Options, whether In-the-money Company Options or Out-of-the-money Company Options, shall become vested and exercisable with respect to all shares covered thereby.

(ii) As of the Effective Time, (A) all In-the-money Company Options shall be cancelled and automatically converted into the right of each holder of such In-the-money Company Option to receive an amount in cash (without interest) equal to the product of (1) the number of Company Common Shares underlying such Company Option multiplied by (2) the excess of the Purchase Price (in this case rounded down to the nearest whole cent) over the exercise price per share under such Company Option, less any applicable withholding Taxes (the “Option Payment”) and (B) all Out-of-the-money Company Options shall be cancelled and of no further force and effect, and cease to represent a right to acquire Company Common Shares or Buyer Common Stock, without any consideration therefor.

(iii) Prior to the Effective Time, Company shall (i) provide each holder of a Company Option a cancellation and consent letter agreement in such form as is acceptable to Buyer (an “Option Cancellation Letter”) and (ii) shall obtain the receipt from each such holder of a Company Option a duly executed Option Cancellation Letter.

(iv) The payment of the Option Payment, if any, to a holder of a Company Option shall be conditioned upon the receipt of such executed Option Cancellation Letter from such holder. The Option Payment shall be made at or as soon as practicable following the Effective Time, in accordance with the Surviving Entity’s ordinary payroll practices; provided, however, that to the extent any payments cannot be paid during such period without causing the recipient to incur an additional income tax under Section 409A of the Code, then such payment shall be distributed in accordance with Section 409A of the Code. All Option Payments will be reduced by any withholding for Taxes or other deductions required under applicable Law.

(c) As of the Effective Time, all Company Equity Plans (and, except as provided under this Section 2.04, all awards thereunder) shall be terminated and no further awards or other rights shall be granted thereunder. Prior to the Effective Time, Company shall provide such notice, if any, to the extent required under the terms of the applicable Company Equity Plans or by Buyer, obtain any necessary consents, adopt applicable resolutions, amend the terms of the Company Equity Plans or any outstanding awards, and take all other appropriate actions in cooperation with Buyer to: (a) give effect to the transactions contemplated herein; (b) terminate the Company Equity Plans as of the Effective Time; and (c) ensure that after the Effective Time, neither any holder of Company Options, any beneficiary thereof, nor any other participant in any Company Equity Plan shall have any right thereunder to acquire any securities of Company Parties or the Buyer Parties or their respective Subsidiaries or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plans, except as provided in this Section 2.04 or Section 5.12(c) with respect to the ESOP. Any awards under the Company Equity Plans, and any payments or benefits in respect thereof, will be subject to withholding for Taxes or other deductions, required under applicable Law. The Buyer Parties and the Company Parties agree that none of the Company Options or the Company Equity Plans will be assumed by the Buyer Parties.

Section 2.05. Exchange Procedures. As promptly as practicable after the Effective Time but in no event later than five (5) Business Days after the Closing Date, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is reasonably required under the terms of the Exchange Agent Agreement, the Exchange Agent shall mail or otherwise cause to be delivered to each holder of record of Company Common Shares immediately prior to the Effective Time appropriate and customary transmittal materials in a form reasonably satisfactory to Company, Buyer and the Exchange Agent, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss and/or bonds in such amounts as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)) or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (and any cash in lieu of fractional shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 as provided for in this Agreement (the “Letter of Transmittal”). Buyer and the Exchange Agent shall be entitled to rely upon the share transfer books of Company to establish the identity of the holders of Company Common Shares, which books shall be conclusive with respect thereto.

Section 2.06. Deposit of Merger Consideration.

(a) At or before the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent stock certificates, or, at Buyer’s option, evidence of book-entry shares in book entry form, representing the number of shares of Buyer Common Stock sufficient to deliver the aggregate Merger Consideration payable under the terms hereof (together with, to the extent then determinable any cash payable in lieu of fractional shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 (collectively, the “Exchange Fund”), and Buyer shall instruct the Exchange Agent to timely pay such consideration in accordance with the terms and conditions of this Agreement.

(b) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for one (1) year after the Effective Time (as well as any dividends or other distributions thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with this Section 2.06 and Section 2.07(a) shall thereafter look only to Buyer for the Merger Consideration (and any cash in lieu of fractional shares of Buyer Common Stock as set forth in Section 2.03 and any applicable dividends or other distributions with respect to the Buyer Common Stock) in accordance with this Article 2 deliverable in respect of each Company Common Share such shareholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for Company

Common Shares are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the Law of abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of Company Common Shares represented by any Certificate or Book-Entry Share for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.07. Delivery of Merger Consideration.

(a) Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal timely delivered to the Exchange Agent, a holder of Company Common Shares will be entitled to receive as promptly as practicable following the Effective Time the aggregate Merger Consideration (and any cash in lieu of fractional shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 to be issued or paid in respect of the Company Common Shares represented by the Certificates or Book-Entry Shares of the holder thereof. The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or shares of Buyer Common Stock to a holder of Company Common Shares to which such holder would otherwise be entitled as a result of the Merger until such holder surrenders the Certificates or Book-Entry Shares representing the Company Common Shares for exchange as provided in this Article 2, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by Buyer or the Exchange Agent.

(b) In the event of a transfer of ownership of a Certificate or Book-Entry Shares for Company Common Shares that is not registered in the share transfer records of Company, the Merger Consideration (and any cash in lieu of fractional shares of Buyer Common Stock as set forth in Section 2.03) in accordance with this Article 2 shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered if the Certificate or Book-Entry Share formerly representing such Company Common Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Buyer that the Tax has been paid or is not applicable, and the Person requesting payment for such Certificate or Book-Entry Share shall have complied with the provisions of the Letter of Transmittal. In the event of a dispute with respect to ownership of any Company Common Shares represented by any Certificate or Book-Entry Share, Buyer and Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration (and any cash in lieu of fractional shares of Buyer Common Stock as set forth in Section 2.03) represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(c) All shares of Buyer Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Buyer in respect of the Buyer Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Buyer Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Share until such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate) or Book-Entry Share is surrendered for exchange in accordance with this Article 2. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)) or Book-Entry Share, there shall be issued and/or paid to the holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Buyer Common Stock and not paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Buyer Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as applicable.

Section 2.08. Plan of Reorganization. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1) of the Code, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each party to this Agreement agrees to treat the Merger as a reorganization within the meaning of Section 368(a)(1) of the Code and agrees to treat this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), unless and until there is a determination, within the meaning of Section 1313 of the Code, that such treatment is not correct.

Section 2.09. Anti-Dilution Provisions. In the event that before the Effective Time Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, exchange or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be equitably adjusted.

Section 2.10. No Further Ownership Rights. All shares of Buyer Common Stock issued upon conversion of Company Common Shares in accordance with the terms hereof (as well as any cash paid pursuant to Sections 2.03 and 2.04) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Shares or Company Options; subject, however, to the Surviving Entity’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Company in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK

Section 3.01. Making of Representations and Warranties.

(a) On or prior to the date hereof, the Company Parties have delivered to the Buyer Parties a schedule (the “Company Party Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 3 or to one or more of a Company Party’s covenants contained in Article 5; provided, however, that nothing in the Company Party Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable detail.

(b) Except as set forth in the Company Party Disclosure Schedule (subject to Section 9.13), each Company Party hereby represents and warrants, jointly and severally, to Buyer as follows in this Article 3.

Section 3.02. Organization, Standing and Authority.

(a) Company is a Michigan corporation duly incorporated, validly existing and in good standing under the Laws of the State of Michigan, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed, registered or otherwise qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property and/or assets or the conduct of its business requires such licensing, registration, qualification, except where the failure to be so licensed, registered, qualified or in good standing has not had, and is not reasonably likely to have, a Material Adverse Effect on Company.

(b) Company Bank is a Michigan state-chartered bank duly organized, validly existing and in good standing under the Laws of the State of Michigan, the deposits of which are insured by the FDIC. Company Bank has full power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. Company Bank is duly licensed, registered, qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified or in good standing has not had, and is not reasonably likely to have, a Material Adverse Effect on Company. Company Bank is a member in good standing of the Federal Home Loan Bank of Indianapolis.

Section 3.03. Capitalization.

(a) The authorized capital of Company consists solely of (i) 4,000,000 Company Common Shares, of which, as of January 3, 2018, 1,247,747 shares are issued and outstanding and (ii) 2,000,000 shares of Company Preferred Shares, of which, as of the date of this Agreement, 8,250 shares have been designated as “Senior Non-Cumulative Perpetual Preferred Stock, Series A”, zero (0) shares of which are issued and outstanding. As of January 3, 2018, no Company Common Shares or Company Preferred Shares were reserved for issuance, except for 101,500 Company Common Shares reserved for issuance upon the exercise of Company Options There are no Company Common Shares or Company Preferred Shares held by any Subsidiary of Company. All of the outstanding Company Common Shares are, and all Company Common Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and have not been and shall not be, as applicable, issued in violation of, nor are they nor shall they be, as applicable, subject to, preemptive rights held by any Person. All shares of Company’s capital stock issued and outstanding have been issued in compliance with, and not in violation of, any applicable federal or state securities Laws. The Closing Date Share Certification will accurately set forth the number of Company Common Shares (including Company Common Shares underlying Company Options) and Company Preferred Shares issued and outstanding immediately prior to the Effective Time. Company Party Disclosure Schedule 3.03(a) sets forth a complete and accurate list, as of the date of this Agreement, of (i) the number of Company Common Shares issued under the Company Equity Plan, the number of Company Common Shares subject to outstanding Company Options and the number of Company Common Shares reserved for future issuance for Company Options and (ii) all outstanding Company Options, indicating, with respect to each such award, the name of the holder thereof, the number of Company Common Shares subject to such award and, to the extent applicable, the exercise price, expiration date, the date of grant and the vesting schedule. Company has provided to Buyer complete and accurate copies of the Company Equity Plans and the forms of all award agreements related thereto.

(b) Except as set forth in Company Party Disclosure Schedule 3.03(b), there are no outstanding shares of capital stock of any class of Company or any of its Subsidiaries, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom equity” rights, stock appreciation rights, equity based performance units, agreements, arrangements, commitments or understandings, in each case, to which Company or any of its Subsidiaries is a party of any character relating to the issued or unissued shares of capital stock or other securities of Company or any Subsidiary of Company or obligating Company or any Subsidiary of Company to issue (whether upon conversion, exchange or otherwise) or sell any shares of capital stock of, or other equity interests in or other securities of, Company or any Subsidiary of Company. Other than as expressly provided in the ESOP, there are no obligations of Company or any Subsidiary of Company to repurchase, redeem or otherwise acquire any of Company’s or its Subsidiaries’ capital stock or any other securities of Company or any

Subsidiary of Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. Other than the Voting Agreements and the ESOP, there are no agreements, arrangements or other understandings with respect to the voting of Company’s capital stock to which Company is a party and to the Knowledge of Company as of the date hereof, no such agreements between any Persons exist. There are no other agreements or arrangements under which Company is obligated to register the sale of any of its securities under the Securities Act. Except as set forth on Company Party Disclosure Schedule 3.03(b), since December 31, 2016 through the date hereof, Company has not (A) issued shares of capital stock of Company, (B) issued or awarded any Company Options, (C) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of its Subsidiaries, any shares of capital stock of Company or any of its Subsidiaries or (D) declared, set aside, made or paid to the holders of Company Common Shares dividends or other distributions on the outstanding Company Common Shares.

(c) Set forth in Company Party Disclosure Schedule 3.03(c) is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that the Company Parties or any of their Subsidiaries have issued. Except as set forth in Company Party Disclosure Schedule 3.03(c), no Voting Debt of the Company Parties or any of their Subsidiaries is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of the Company Parties or any of their Subsidiaries were issued in compliance in all material respects with all Laws. Except as set forth in Company Party Disclosure Schedule 3.03(c) or otherwise in this Section 3.03(c), no Subsidiary of Company has issued securities held by any entity other than Company or a Subsidiary of Company.

Section 3.04. Subsidiaries.

(a) Company Party Disclosure Schedule 3.04(a) sets forth a complete and accurate list of all Subsidiaries of the Company Parties, including such Subsidiary’s jurisdiction of formation. Except as set forth in Company Party Disclosure Schedule 3.04(a), (i) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries, (ii) no equity securities of any Subsidiary of Company are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (iv) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by Company, directly or indirectly, are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Company or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws, and (vii) no Subsidiary is subject to any order (formal or informal), guidance, restriction or other impairment of its ability to undertake its operations and effect transactions that are normal and customary for its business.

(b) Neither Company (other than with respect to its ownership of Company Bank) nor any of its Subsidiaries owns, beneficially or of record, either directly or indirectly, any shares or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)), credit union, savings and loan holding company, bank holding company, insurance company, mortgage or loan broker or any other financial institution.

(c) Each Subsidiary of Company has been duly organized and qualified and is in good standing under the Laws of its state of incorporation or organization and is duly licensed, registered or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property and assets or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified or in good standing has not had, and would not be material. A complete and accurate list of all such jurisdictions is set forth in Company Party Disclosure Schedule 3.04(c).

(d) Company Party Disclosure Schedule 3.04(d) sets forth a complete and accurate list of all any equity securities or similar interests of any Person or any interest in a partnership or joint venture, beneficially owned, directly or indirectly by Company or any of its Subsidiaries (other than securities of Subsidiaries of Company). Except as set forth on Company Party Disclosure Schedule 3.04(d), the Merger, Bank Merger, this Agreement and the transactions contemplated hereby will not violate the any of the terms of, result in a default of, or are prohibited by the articles of incorporation, bylaws or equivalent organizational documents of any such partnership or joint venture that Company or any of its Subsidiaries beneficially owns, directly or indirectly, equity securities or similar interests.

(e) Company Bank is an “insured bank” as defined in the FDIA and is a Michigan-state chartered nonmember bank whose primary federal regulator is the FDIC.

Section 3.05. Corporate Power.

(a) Company and each of its Subsidiaries has the power and authority to carry on its business as it is now being conducted and to own all of its property and assets. Each Company Party has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals, the Requisite Company Shareholder Approval and the Company Bank Shareholder Approval, the other consents listed on Company Party Disclosure Schedules 3.07(b), 3.13(c) and 3.31(d).

(b) Company has made available to Buyer a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of Company and each of its Subsidiaries, the minute books of Company and each of its Subsidiaries, and the share ledgers and share transfer books of Company and each of its Subsidiaries. Neither Company nor any of its Subsidiaries is in violation of any of the terms of such entity’s articles of incorporation, bylaws or equivalent organizational documents, each as amended to date. The minute books of Company and each of its Subsidiaries contain records of all meetings held by, and all other corporate or other company actions of, their respective shareholders, members or partners and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The equity ledgers and the equity transfer books of Company and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of Company and each of its Subsidiaries, subject to any pending transfers of Company Common Shares.

Section 3.06. Corporate Authority. Subject only to the receipt of the Requisite Company Shareholder Approval with respect to the Merger, and receipt of Company Bank Shareholder Approval with respect to the Bank Merger, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the Company Parties and Company Board and Company Bank’s board of directors on or prior to the date hereof. Company Board has directed that this Agreement be submitted to Company’s shareholders for approval at the Company Meeting and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the MBCA and Company’s articles of incorporation and bylaws and the receipt of Company Bank Shareholder Approval, no other corporate proceedings on the part of Company, Company Bank or any of their Subsidiaries (including any vote of the shareholders of Company or Company Bank) is required by Law, the articles of incorporation or bylaws of each of the Company Parties, or otherwise to approve this Agreement and the transactions contemplated hereby. Each of the Company Parties has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Buyer Parties, this Agreement constitutes a valid and legally binding obligation of the Company Parties, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) or 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).

Section 3.07. Regulatory Approvals; Non-Contravention; No Defaults.

(a) Except as set forth in Company Party Disclosure Schedule 3.07(a), no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company Parties of this Agreement or to consummate the transactions contemplated hereby, except for: (i) filings of applications or notices with, and consents, approvals or waivers by the FRB, the OCC, the FDIC and DIFS; (ii) filing the DE Certificate of Merger with the Delaware Secretary of State; (iii) filing the MI Certificate of Merger with the Michigan Director; (iv) filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement; (v) making any notices to or filings with the SBA; (vi) making any notices or filings with state licensing or regulatory authorities; (vii) making any notices or filings and awaiting the expiration or early termination of the waiting period under the HSR Act, if any is required; (viii) making any filings with and obtaining any consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, including approvals from FINRA and any relevant state regulator in connection with a change of control of any Company Subsidiaries that are broker-dealers, or that are required under consumer finance, mortgage banking and other similar Laws; and (ix) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states.

(b) Subject to the receipt of the approvals referred to in Section 3.07(a), the Requisite Company Shareholder Approval and the Company Bank Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) by the Company Parties do not and will not (i) constitute a breach or violation of, or a default under, the respective articles of incorporation, bylaws or similar governing documents of Company, Company Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any Law or obligation imposed by any Governmental Authority applicable to Company or any of its Subsidiaries, or any of their respective properties or assets, (iii) except as set forth in Company Party Disclosure Schedule 3.07(b), conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, deed of trust, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Company or any of its Subsidiaries or to which Company or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (iv) except as set forth in Company Party Disclosure Schedule 3.13(c), require the consent or approval of any third party or Governmental Authority under any such Law, credit agreement, indenture, loan, deed of trust, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of clause (iii), as would not reasonably be expected to have a Material Adverse Effect on Company.

(c) As of the date hereof, Company has no Knowledge of any reason why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 3.08. Financial Statements; No Undisclosed Material Liabilities

(a) Prior to the execution of this Agreement, Company has delivered to Buyer true and complete copies of the following financial statements (which are set forth in Company Party Disclosure Schedule 3.08(a)): (i) Company’s consolidated audited balance sheets as of December 31, 2016, 2015 and 2014 and the related consolidated audited statements of operations, shareholders’ equity and cash flows for the fiscal years then ended (the “Company Audited Financial Statements”), together with a true and correct copy of the report on such audited information by Company’s independent accountants, and all letters from such accountants with respect to the results of such audits; (ii) Company’s consolidated unaudited balance sheets as of September 30, 2017 and the related consolidated unaudited statements of operations for the nine-month period then ended (the “Company Unaudited Financial Statements”); and (iii) call reports for Company Bank as of the close of business on December 31, 2016, 2015, and 2014 and September 30, 2017. The Company Audited Financial Statements and the Company Unaudited Financial Statements are sometimes hereinafter collectively referred to as the “Company Financial Statements”. All such Company Financial

Statements were prepared in accordance with GAAP consistently applied and fairly present (subject, in the case of the Company Unaudited Financial Statements, to normal and recurring year-end adjustments which will not, individually or in the aggregate, be materially adverse and to the absence of footnote disclosures that, if presented, would not differ materially from those included in the most recent Company Audited Financial Statements) in all material respects its financial condition and results of operations at and as of the respective dates thereof and for the respective periods covered thereby.

(b) Neither Company nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that (i) are reflected or reserved against on the latest Company Audited Financial Statement, (ii) were incurred in the Ordinary Course of Business, (iii) are incurred in connection with this Agreement and the transactions contemplated hereby or (iv) are set forth in Company Party Disclosure Schedule 3.08(b).

(c) Each of Company and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that: (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Company in accordance with GAAP and to maintain accountability for Company’s consolidated assets; (C) access to Company’s assets is permitted only in accordance with management’s authorization; (D) the reporting of Company’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of Company and its Subsidiaries is recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries. The corporate record books of Company and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and shareholders of Company and its Subsidiaries, respectively.

(d) Since January 1, 2015, neither Company nor any of its Subsidiaries nor to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.09. Regulatory Reports.

(a) Since January 1, 2015, Company and its Subsidiaries have duly and timely filed with the FRB, the FDIC, the DIFS and any other applicable Governmental Authority, in correct form, the reports, statements and other documents required to be filed under applicable Laws and regulations, together with any amendments required to be made including any report or statement required to be filed pursuant to the Laws of the United States, any state or political subdivision, any foreign jurisdiction, or any other Governmental Authority, have been so filed, and Company and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith. All such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Laws and regulations. No report, including any report filed with the FDIC, the FRB, DIFS or any other applicable Governmental Authority, and no report or offering materials made or given to shareholders of Company or Company Bank since January 1, 2015, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, the FRB, the DIFS or other Governmental Authority, and no report or offering materials made or given to shareholders of Company or Company Bank to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The Company Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to Buyer. The call reports of Company Bank and the accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2014, through the Closing Date have been, and will be, prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.

(b) Except as set forth in Company Party Disclosure Schedule 3.09(b) or where such disclosure is prohibited by applicable law, there: (A) is no written, or to the Knowledge of Company, oral unresolved violation or exception by any Governmental Authority relating to any examinations or inspections of Company or any of its Subsidiaries; (B) have been no written, or to the Knowledge of Company, oral formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Company’s or its Subsidiaries’ business, operations, policies or procedures since December 31, 2014; and (C) is not any pending or, to the Knowledge of Company, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of Company or any of its Subsidiaries. Except as set forth in Company Party Disclosure Schedule 3.09(b) or where such disclosure is prohibited by applicable Law, Company Bank is not subject to any agreement, order, restriction, directive or other requirement imposed by a Governmental Authority related to its operations, activities, business or management.

Section 3.10. Absence of Certain Changes or Events.

(a) Since December 31, 2016, there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of their Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and to Company’s Knowledge as of the date hereof, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Company or Company Bank in the future.

(b) Except as set forth in Company Party Disclosure Schedule 3.10(b), since December 31, 2016 to the date of this Agreement there has not been: (i) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by Company’s independent accountants; (ii) any declaration, setting aside or payment of any dividend or distribution in respect of any shares of capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities; (iii) any increase in or award of or establishment, modification or termination of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option, equity compensation (including the granting of options, equity appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other employee benefit plan or Company Benefit Plan, or any other increase in the compensation or benefits payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries (other than normal salary adjustments to employees made in the Ordinary Course of Business), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries; (iv) any material election or material changes in existing elections, or adoption or change in any method of Tax accounting, made by Company or any of its Subsidiaries for federal or state Tax purposes; (v) any material change in the credit policies or procedures of Company or any of its Subsidiaries implemented for any reason other than to comply with Law, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than Investment Securities or loans and loan commitments (including Loans) purchased, sold, made or entered into in the Ordinary Course of Business; (vii) any lease of real or personal property entered into, other than in connection with foreclosed property; or (viii) any action that, if taken after the date hereof, would constitute a breach of Section 5.01.

Section 3.11. Legal Proceedings.

(a) Except as set forth in Company Party Disclosure Schedule 3.11 there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, default or breach, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature (each, an “Action”) pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, default or breach, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company or in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Company or any Subsidiary of Company having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or on the Surviving Entity.

Section 3.12. Compliance with Laws.

(a) Company and each of its Subsidiaries is, and have been since January 1, 2015, in compliance in all material respects with all applicable federal, state, local and foreign Laws applicable thereto or to the employees conducting such businesses, including Laws related to data protection or privacy, Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Community Reinvestment Act, the USA PATRIOT Act, the Dodd-Frank Act, the Gramm-Leach-Bliley Act of 1999, the Bank Secrecy Act, the Truth in Lending Act, the Servicemembers Civil Relief Act, the Right to Financial Privacy Act, the BHC Act, the Sarbanes-Oxley Act of 2002, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act (as amended by the Fair and Accurate Credit Transactions Act of 2003), all other applicable fair lending Laws and other applicable Laws relating to discriminatory business practices or the regulations implementing such statutes, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable Money Laundering Laws, fair lending Laws and other federal, state, local and foreign Laws relating to discriminatory lending, financing, leasing or business practices, all agency requirements relating to the origination, sale, servicing, administration and collection of mortgage loans, commercial loans and consumer loans and all state usury Laws and federal Laws concerning interest rates.

(b) Neither Company, its Subsidiaries (nor to the Knowledge of Company any of their respective directors, executives, officers, employees or representatives) (i) used any corporate funds of Company or any of its Subsidiaries or Affiliates for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds of Company or any of its Subsidiaries or Affiliates, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Company or any of its Subsidiaries or Affiliates, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries or Affiliates, (v) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries or its Affiliates, (vi) made any fraudulent entry on the books and records of Company or any of its Subsidiaries or Affiliates or (vii) violated or is in violation of the money laundering Laws of any jurisdiction and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Company or any of its Subsidiaries or Affiliates with respect to the Money Laundering Laws is pending or, to the Knowledge of Company, threatened. The board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

(c) Except as required by the Bank Secrecy Act, to the Knowledge of Company, no employee of Company or any of its Subsidiaries or Affiliates has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Company or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Company nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(d) The Company Parties, their Subsidiaries and all partnerships, joint ventures or any other entities in which the Company Parties have a beneficial equity interest and their respective employees have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the absence of such permit, license, authorization, order or approval is not material. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval is not material. The Company Parties do not have any approved but unopened offices or branches.

(e) Except as set forth in Company Party Disclosure Schedule 3.12(e), where such disclosure is prohibited by applicable Law or as would not be reasonably expected to be material, neither Company nor Company Bank has received, since January 1, 2015 to the date hereof, written or, to Company’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor to the Company’s Knowledge do any grounds for any of the foregoing exist).

Section 3.13. Company Material Contracts; Defaults.

(a) Except as set forth in Company Party Disclosure Schedule 3.13(a), as of the date hereof, neither Company nor any of its Subsidiaries or Affiliates is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment or compensation of any Company or Subsidiary directors, officers or employees (whether current or for which liability remains outstanding), including any bonus, option, change in control, transaction bonus, phantom equity, restricted shares, equity appreciation right or other employee benefit or compensation agreements or arrangements; (ii) which would entitle any present or former director, officer or employee of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries or liability insurance coverage; (iii) which, upon the execution or delivery or shareholder adoption of this Agreement, or the consummation of the transactions hereby, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefit (whether change-of-control, severance pay or otherwise) becoming due from Company, Company Bank, the Surviving Entity, Buyer Bank or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment or benefit to such Person upon a change-of-control; (iv) the liabilities or benefits of which will be increased, or the vesting of benefits or payments of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company or any of its Subsidiaries; (vi) related to the borrowing by Company or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business or between Company and any of its Subsidiaries and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (vii) relating to the lease of real property or personal property having a value in excess of $50,000 per annum; (viii) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any material partnership or joint venture with any third parties or which limits payments of dividends; (ix) which relates to capital expenditures and involves future annual payments by Company or any of its Subsidiaries in excess of $50,000 individually or $500,000 in the aggregate, (x) which relates to the disposition or acquisition of material assets or any material interest in any business enterprise, in each case, outside the Ordinary Course of Business of Company or any of its Subsidiaries; (xi) which is not terminable on sixty (60) days or less notice and involving the payment of more than $50,000 per annum; (xii) which contains a non-compete, exclusive dealing or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business, in any geographic area or with any Person, by Company, Company Bank or any of their respective Affiliates or upon consummation of the Merger and/or the Bank Merger will materially restrict the ability of the Surviving Entity or Buyer Bank, as applicable, or any of their Affiliates to engage in any line of business, in any geographic area or with any Person, or which limits or purports to limit the ability of Company or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (xiii) pursuant to which Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; (xiv) that transfers any Intellectual Property rights (other than non-exclusive licenses to generally available commercial software), by way of assignment, license, sublicense, agreement or other permission, to or from Company or any of its Subsidiaries and that is material (for the avoidance of doubt, any Patents shall be deemed material); (xv) to which any Governmental Authority was a party thereto; (xvi) that provide for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business; (xvii) which provide for payments or benefits which, together with other payments or benefits payable such Person, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code or which provides for a “gross up” or indemnification for Taxes; or (xviii) which would prohibit or materially delay the consummation of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) is set forth in Company Party Disclosure Schedule 3.13(a) and is referred to herein as a “Company Material Contract.” Company has previously made available to Buyer true, complete and correct copies of each such Company Material Contract, including any and all amendments and modifications thereto.

(b) (i) Each Company Material Contract is valid and binding on Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had, or is not reasonably likely to have, a Material Adverse Effect on Company; and (ii) neither Company nor any of its Subsidiaries is in default, nor to the Company’s Knowledge has any event occurred that with the giving of notice or the passage of time or both would constitute a default by Company or any of its Subsidiaries which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Company Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which its assets, business, or operations receives benefits, and, to Company’s Knowledge, no other party thereto is in default, nor has any event occurred that with the giving of notice or the passage of time or both would constitute a default by any other party thereto or that would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by Company or any of its Subsidiaries under, or in any manner release any party thereto from any obligation under any such Company Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which its assets, business, or operations receives benefits, except in each case to the extent that such default or event of default has not had, and is not reasonably likely to have, a Material Adverse Effect on Company. No material power of attorney or similar authorization given directly by Company or any of its Subsidiaries is currently outstanding.

(c) Company Party Disclosure Schedule 3.13(c) sets forth a true and complete list of all Company Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

Section 3.14. Agreements with Regulatory Agencies. Except where such disclosure is prohibited by applicable Law, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2014, a recipient of any supervisory letter from, or since December 31, 2014, have adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Authority that currently restricts in any respect the conduct of their business or that in any manner relates to their capital adequacy, ability to pay dividends, ability to offer banking products or services, credit or risk management policies, management or other business (each, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing or, to the Knowledge of Company, orally, since December 31, 2014, by any Governmental Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

Section 3.15. Brokers. Neither Company nor any Subsidiary thereof, nor any of their respective officers or directors has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement (including the Merger and the Bank Merger), except as listed on Company Party Disclosure Schedule 3.15.

Section 3.16. Employee Benefit Plans.

(a) Company Party Disclosure Schedule 3.16(a) sets forth a correct and complete list of all Company Benefit Plans.

(b) Company has delivered correct and complete copies to Buyer of (i) each written Company Benefit Plan, as amended to the Closing, together with financial statements and actuarial reports for the three (3) most recent plan years, if applicable; (ii) each funding vehicle with respect to each Company Benefit Plan, including all amendments; (iii) the most recent and any other determination letter (or advisory or opinion letter, as applicable), ruling or notice issued by any Governmental Authority with respect to each Company Benefit Plan; (iv) the Form 5500 Annual Report (or evidence of any applicable exemption), including all schedules and attachments, for the three (3) most recent plan years for each Company Benefit Plan; (v) the most recent summary plan description and any summary of material modifications thereto which relates to any for each Company Benefit Plan; (vi) any material correspondence with any Governmental Authority regarding any Company Benefit Plan; (vii) complete copies of all ESOP contributions and allocation schedules; (viii) ESOP voting procedures, loan documentation (as applicable) account diversification documentation, distribution forms and notices, committee and trustee minutes and consents, valuation and valuation opinions; (ix) nondiscrimination and coverage testing for three (3) most recent plan years; (x) each other document, explanation or communication which describes any relevant aspect of any Company Benefit Plan that is not disclosed in previously delivered materials; and (xi) any other documents, forms or other instruments reasonably requested by Buyer. A description of any unwritten Company Benefit Plan, including a description of any material terms of such plan, is set forth on Company Party Disclosure Schedule 3.16(b).

(c) Each Company Benefit Plan (i) has been in compliance and currently complies in all material respects in form and in operation with all applicable requirements of ERISA, the Code or any other applicable Law, and has been operated in accordance with its terms, (ii) has been and is operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax exclusion to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto and (iii) that is intended to be qualified under Section 401(a) of the Code has received a determination letter (or may rely on an opinion or advisory letter) from the Internal Revenue Service that such Company Benefit Plan is so qualified, and nothing has occurred since the date of such determination that would cause such determination letter to become unreliable.

(d) None of Company, any predecessor that operated the business of Company or any Company Plan Affiliate has at any time participated in or made contributions to or has had or may reasonably be expected to have any other liabilities or potential liabilities (contingent or otherwise) with respect to an “Company Benefit Plan” (as defined in Section 3(3) of ERISA) which is or was (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Code Section 413(c)), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 509(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding).

(e) With respect to each other Company Benefit Plan, all contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Effective Time (including periods from the first day of the then current plan year to the Effective Time) have been timely made to each Company Benefit Plan or accrued in accordance with GAAP on the Company Financial Statements.

(f) There are no actions, suits, investigations or claims pending or, to the knowledge of Company, threatened with respect to any Company Benefit Plan, or the assets thereof (other than routine claims for benefits) or with respect to Company or any Company Plan Affiliate in connection with any Company Benefit Plan, and there are no facts which could reasonably give rise to any liabilities, action, suit, investigation, or claim against any Company Benefit Plan, Company, any Company Plan Affiliate, any fiduciary or plan administrator or other Person dealing with any Company Benefit Plan or the assets thereof.

(g) No Person has (i) engaged in any non-exempt “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Benefit Plan, (ii) breached a fiduciary obligation with respect to any Company Benefit Plan or (iii) otherwise has any liabilities for any failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan. The transactions contemplated by this Agreement do not constitute transactions which would subject any such party to either a civil penalty assessed pursuant to part 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

(h) No Company Benefit Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with Company or any Company Plan Affiliate, or the spouses or dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or applicable similar state Law and at the sole cost of such former employee, spouse or other dependent).

(i) With respect to all tax years prior to the Closing, for which the statute of limitations remains open, the requirements of COBRA and the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar applicable state Laws have been complied with and satisfied with respect to each applicable Company Benefit Plan.

(j) To the Company’s Knowledge, no communication or disclosure has been made that, at the time made, did not accurately reflect the terms and operations of any Company Benefit Plan.

(k) Except as set forth in Company Party Disclosure Schedule 3.16(k), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment or benefit becoming due, or increase the amount of any compensation or benefit due, to any employee or former employee of or other current or prior service provider to Company or any Company Plan Affiliate; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code; (v) result in the triggering or imposition of any restrictions or limitations on the rights of Company or any other Person to amend or terminate any Company Benefit Plan; or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit.

(l) Each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been in a written form and administered in such a manner that complies with the requirements of Section 409A of the Code and final regulations issued and outstanding thereunder. Neither Company nor any Subsidiary of Company nor Company Plan Affiliate is under an obligation to gross-up any payment due to any Person for additional Taxes due pursuant to Section 409A of the Code.

(m) Each Company Benefit Plan may be amended, terminated, modified or otherwise revised by the plan sponsor, on and after the Closing, without further liability for future accruals to the plan sponsor or Company or the Surviving Entity. Each third party contract, agreement or arrangement with respect to any Company Benefit Plan may be canceled or liquidated with no more than sixty (60) days advance notice, and no such contract, agreement or arrangement assesses a surrender charge, penalty, back-end load or market value adjustment upon cancellation or liquidation.

(n) Company has, for purposes of each relevant Company Benefit Plan, correctly classified those individuals performing services for Company as common Law employees, leased employees, independent contractors or agents of Company and no individual has been improperly excluded from any Company Benefit Plan.

(o) There currently is not and never has been any Company Benefit Plan of Company or any Company Plan Affiliate that is or has been subject to the Laws of a jurisdiction other than the United States.

(p) The Crestmark Employee Stock Ownership Plan (the “ESOP”), the Crestmark Employee Stock Ownership Trust (the “ESOP Trust”), and the trustee of the ESOP Trust have been duly authorized and established by all necessary corporate action on the part of Company and in accordance with applicable laws, regulations, and rulings, and the ESOP and the ESOP Trust have been administered in all material respects in accordance with their respective terms and applicable law. The ESOP Trust is a trust duly formed in accordance with the laws of the State of Michigan. The ESOP is and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the Code. The ESOP Trust is now and has at all times since inception been, qualified under Section 501(a) of the Code. The shares of the Company Common Shares held by the ESOP Trust have constituted and constitute “employer securities,” as defined in Section 409(l) of the Code, and “qualified employer securities,” as defined in Section 407(d)(5) of ERISA. As of the Closing, neither Company nor any participant in the ESOP is or may be subject to liability by reason of Section 4979A of the Code. The Company Common Shares held by the ESOP are owned of record and beneficially by the ESOP, free and clear of all encumbrances other than any pledge in favor of Company in connection with ESOP loans evidenced in the ESOP loan agreement by and between Company and the ESOP trustee. Except as disclosed on Company Party Disclosure Schedule 3.16(p), there are no liabilities or existing indebtedness of the ESOP other than the obligation to pay the benefits to the ESOP participants under the ESOP in the ordinary course. No shares of Company Common Shares were acquired by the ESOP in a transaction pursuant to Section 1042 of the Code. All Company contributions to the ESOP were deductible under Section 404 of the Code for the year made. Company and the ESOP have, at all times, complied with the voting requirement of Section 409(e) of the Code. There is no proceeding pending before any Governmental Authority other than a favorable determination letter application with the IRS or, to the Knowledge of Company, threatened against or with respect to the ESOP, the ESOP Trust or the ESOP trustee. There is no judgment, decree or order against the ESOP trustee, the ESOP Trust or the ESOP the ESOP trust or the ESOP trustee that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to materially interfere with the ability of Company to consummate the transactions contemplated by this Agreement.

Section 3.17. Labor Matters.

(a) Since January 1, 2015 through the date hereof: (i) there has not been any union representation or any labor strike, dispute, work stoppage, lockout, or union organizational campaign pending or, to the Knowledge of Company, threatened, against Company; (ii) Company has been in compliance in all material respects with all applicable Laws respecting labor and employment, including provisions thereof relating to fair employment practices (including discrimination, harassment, and retaliation), terms and conditions of employment, workers’ compensation, occupational safety and health requirements, employee classification, plant closings, mass layoffs, wages and hours, withholdings and deductions, disability rights or benefits, equal opportunity, labor relations, concerted activity, employee leave issues and unemployment insurance and related matters; and (iii) there are not and have not been any pending, or, to the Knowledge of Company, threatened, charges or claims against Company or any of its current or former officers, directors, or employees, before any Governmental Authority (including without limitation the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, or any other federal, state or local agency responsible for the prevention or evaluation of unlawful employment practices); (iv) Company has not received written notice of an intent by any such Governmental Authority to investigate Company and, to the Knowledge of Company, no such investigation is in progress; (v) all individuals who have provided services to Company have at all times been accurately classified by Company with respect to such services as common law employees, leased employees, independent contractors or agents, have been properly classified as exempt or non-exempt employees; and have been properly compensated accordingly, as required by applicable Laws; and (vi) the Company is in material compliance with and has not effectuated a “mass layoff,” “plant closing,” “relocation” or “termination,” nor incurred any liability or obligation under, the WARN Act or any state or local equivalent law that remains unsatisfied.

(b) Company Party Disclosure Schedule 3.17(b) sets forth a complete and accurate list of all individuals employed or engaged by Company as of the date hereof, including: (i) name; (ii) job title; (iii) principal work location; (iv) job classification (exempt/non-exempt/contractor); (v) full or part-time status; (vi) whether active, on a leave of absence (including the nature of the leave and anticipated return to work date), or on layoff status; (vi) method and rate of compensation (including salary or hourly rate, bonus eligibility, commission, incentive pay, and/or any other compensation opportunity); (vii) accrued vacation or other paid time off; (viii) any severance pay or other benefit or right upon termination of employment; and (ix) whether said employment is subject to any written agreements, including employment agreements, restrictive covenant agreements, equity or incentive agreements, bonus agreements, labor contracts, or other written terms. Company Party Disclosure Schedule 3.17(b) additionally sets forth a complete and accurate list of any employee terminated from Company within the six (6) months preceding the date hereof, including the information described in (i) through (v) above, and the date of and reason for termination. Company represents that as of the Closing

Date, any and all severance, settlement, or other obligations to any former Company employee will be fully satisfied, and Company has delivered to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company employees, as well as all written agreements identified in Company Party Disclosure Schedule 3.17(b).

Section 3.18. Environmental Matters.

(a) Each of Company and its Subsidiaries is in material compliance with all applicable Environmental Laws, including Laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

(b) During the period of Company’s or any of its Subsidiary’s ownership or operation of any of its properties, or to the Knowledge of Company, prior to such ownership or operation, there has not been any material release of Hazardous Substances in, on, under or affecting any such property. Neither Company nor any of its Subsidiaries is actually or contingently liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law. There is no pending or, to the knowledge of Company, threatened investigation by any Governmental Authority, nor any pending or, to the knowledge of the Company, threatened Action (x) for alleged material noncompliance (including by any predecessor), with any Environmental Law or (y) relating to any material Release or threatened release into the environment of any Hazardous Substances, occurring at or on a site owned, leased or operated by Company or any of its Subsidiaries, or to Company’s Knowledge, relating to any material release or threatened Release into the environment of any Hazardous Substances, occurring at or on a site not owned, leased or operated by Company or any of its Subsidiaries. “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

(c) Company and its Subsidiaries have provided to Buyer all “Phase I,” “Phase II” or other environmental investigation reports prepared since December 31, 2014 in their possession, or to which they have reasonable access, addressing those locations owned, operated or leased by Company or any of its Subsidiaries for which the Company or its Subsidiaries have obtained such reports.

(d) There are no underground storage tanks located on, no polychlorinated biphenyls (“PCB”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by Company, except for the storage of hazardous waste in compliance with Environmental Laws.

(e) To Company’s Knowledge, neither Company nor any of its Subsidiaries has made or participated in any Loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any Environmental Law, or (ii) the release or the threatened release into the environment of any Hazardous Substances at a site owned, leased or operated by such Person on any property securing such Loan.

Section 3.19. Tax Matters.

(a) Each of Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income and other material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. Except as set forth in Company Party Disclosure Schedule 3.19(a), all material Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid other than Taxes that have been reserved or accrued on the Company Financial Statements and which Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings.

(b) Each of Company and its Subsidiaries have timely withheld and paid over to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and each of Company and its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements.

(c) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

(d) Except as set forth in Company Party Disclosure Schedule 3.19(d), no federal, state, local or other Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Company’s Knowledge, pending with respect to Company or any of its Subsidiaries. There are no pending or to Company’s Knowledge, any other claims or disputes threatened in writing by any Governmental Authority with respect to Taxes relating or attributable to any of Company or its Subsidiaries.

(e) None of Company nor any of its Affiliates has taken or agreed to take any action or knows of any circumstances that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(f) None of Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period has not yet expired.

(g) During the past three (3) years, none of Company or its Subsidiaries has distributed shares of another Person nor had its shares distributed by another Person in a transaction that was purported or intended to governed, in whole or in part, by Section 355 or Section 361 of the Code.

(h) None of the Company or its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c) (2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of Company or its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries), under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of Law, by contract or otherwise.

(i) Company has delivered or made available to Buyer: (i) correct and complete copies of all income and other material Tax Returns required to be filed by each of Company and its Subsidiaries for which the statute of limitations has not expired; (ii) all Tax abatement or similar agreements (or any other agreements) with any Governmental Authority for which any of Company or its Subsidiaries is a party; and (iii) all revenue agent’s reports, notices or proposed notices of deficiency or assessment, audit reports, information document requests, material correspondence and other similar documentation relating to Taxes or Tax Returns of each of Company and its Subsidiaries relating to any period for which the statute of limitations has not expired.

(j) None of Company or its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k) Except as set forth in Company Party Disclosure Schedule 3.19(f), none of Company or its Subsidiaries is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement or arrangement with respect to Taxes (other than (i) ordinary course commercial agreements not primarily related to Taxes, and (ii) agreements exclusively between or among Company and its Subsidiaries), including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority

(l) Company and its Subsidiaries have established adequate reserves in accordance with GAAP for the payment of all Taxes not yet due and payable or that are being contested in good faith.

(m) None of Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) method of accounting that defers the recognition of income to any period ending after the Closing Date; or (vii) prepaid income received or accrued on or prior to the Closing Date.

(n) During the past six (6) years, no written claim has been made by any Governmental Authority in a jurisdiction where any of Company or its Subsidiaries does not file Tax Returns and pay Taxes that it is or may be subject to Taxes in such jurisdiction.

Section 3.20. Investment Securities. Company Party Disclosure Schedule 3.20 sets forth as of December 31, 2016, Investment Securities owned by Company, reflecting with respect to all such securities, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values and coupon rates, and any gain or loss with respect to any Investment Securities sold during such time period after December 31, 2016. Neither Company nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Company Bank.

Section 3.21. Derivative Transactions. Neither Company nor any Subsidiary of Company engages in any Derivative Transactions.

Section 3.22. Regulatory Capitalization. Company Bank is “well-capitalized,” and “well managed” as such terms are defined in the rules and regulations promulgated by the FDIC. Company is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 3.23. Loans; Nonperforming and Classified Assets.

(a) Company Party Disclosure Schedule 3.23(a) (i) sets forth the aggregate outstanding principal amount of all Loans as of December 31, 2016 and (ii) identifies, as of December 31, 2016, any Loans under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest or has been placed on nonaccrual status as of such date.

(b) Company Party Disclosure Schedule 3.23(b) identifies, as of December 31, 2016, each Loan that was classified as “Other Loans Specially Mentioned”, “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.

(c) Company Party Disclosure Schedule 3.23(c) identifies each asset of Company or any of its Subsidiaries that as of December 31, 2016 was classified as other real estate owned (“OREO”), “other repossessed assets” or as an asset to satisfy Loans and the book value thereof as of the date of this Agreement as well as any assets classified as OREO, “other repossessed assets” or assets to satisfy Loans since December 31, 2016 to the date hereof and any sales of such assets between December 31, 2016 and the date hereof, reflecting any gain or loss with respect to any such assets sold.

(d) Except as would not reasonably be expected to be material, each Loan held in Company’s, Company Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected, (iii) to the extent guaranteed, such guarantees are valid and enforceable and (iv) to Company’s and Company Bank’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) All currently outstanding Company Loans were solicited, originated, administered, and, currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and Company Bank’s lending policies at the time of origination of such Company Loans, and the notes or other credit or security documents with respect to each such outstanding Company Loan are complete and correct in all material respects. To the Company Parties’ Knowledge, there are no oral modifications or amendments or additional agreements related to Company Loans that are not reflected in the written records of Company or Company Bank, as applicable. Except as set forth in Company Party Disclosure Schedule 3.23(e), all such Company Loans are owned by Company or Company Bank free and clear of any Liens (other than Liens by the Federal Reserve Bank of Chicago, the CIT Group/Commercial Services, Inc. and the Federal Home Loan Bank of Indianapolis). No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company or Company Bank for which there is a reasonable probability of an adverse determination, and neither Company nor Company Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable probability of a determination adverse to Company Bank. Except as set forth in Company Party Disclosure Schedule 3.23(e), no Company Loans are presently serviced by third parties.

(f) Neither Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Company or any of its Subsidiaries, unless there is a material breach of a representation or covenant by Company or any of its Subsidiaries, and none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g) Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2015, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.

(h) Neither Company nor any of its Subsidiaries has canceled, released or compromised any Loan, obligation, claim or receivable other than in the Ordinary Course of Business.

(i) Except as set forth in Company Party Disclosure Schedule 3.23(i), the Company Parties have not, since January 1, 2015, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal Loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of Company or any of its Subsidiaries (as such terms are defined in FRB Regulation O), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O. Company Party Disclosure Schedule 3.23(i) identifies any Loan or extension of credit maintained by the Company Parties to which Regulation O applies, and there has been no default on, or forgiveness of waiver of, in whole or in part, any such Loan during the two (2) years preceding the date hereof.

(j) Company and each Subsidiary of Company originating or making loans under or pursuant to loan or loan programs of the SBA or USDA, as applicable, is either an approved “lender,” “certified lender,” or “preferred lender”, as the case may be, under and pursuant to the SBA and USDA loan programs. Company and its Subsidiaries have at all times complied, in all material respects, with the rules and regulations of the loan and loan guarantee programs of each of the SBA and the USDA. Company and its Subsidiaries have complied in all material respects with the applicable provisions of Company’s and its Subsidiaries’ loan guarantee insurance policy with CIT Group, Inc. All Company Loans originated pursuant to or guaranteed by the SBA or USDA were (i) made pursuant to all applicable SBA or USDA (as the case may be) rules and regulations, (ii) met all applicable underwriting criteria necessary to qualify for the loan or loan guarantee programs of the SBA or USDA (as the case may be) and (iii) have been made on standard loan documents approved if required by the appropriate agency. All Company Loans originated pursuant to, guaranteed by or insured by that certain insurance policy between Company and Mason McBride Inc., dated as of September 27, 2017 (the “Company Insurance Policy”) were made pursuant to the Insurance Policy and met all applicable underwriting criteria thereunder. As to each Company Loan which is indicated in the related loan file to be an SBA or USDA guaranteed loan, Company has complied in all material respects with applicable provisions of the guarantee contract and applicable Law, the guarantee is in full force and effect with respect to each such Company Loan, and, to Company’s Knowledge, there does not exist any material event or condition which, but for the passage of time or the giving of notice or both, would reasonably be expected to result in a revocation of any such guarantee or constitute adequate grounds for the SBA or USDA, as applicable, to refuse to provide guarantee payments thereunder. Company has delivered to Buyer a true and complete list of all SBA and USDA loans that are Company Loans indicating the loans for which the guaranteed portion has been sold. Neither Company nor any of its Subsidiaries is in breach of any warranty or representation made by it in connection with its origination and sale of the guaranteed portion of any SBA or USDA loan such that it is, or would reasonably expected to be, obligated to repurchase any such loan.

Section 3.24. Allowance for Loan and Lease Losses. Company’s reserves, allowance for Loan and lease losses and carrying value for real estate owned as reflected in each of the Company Financial Statements, were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for the possible losses on the applicable items and in compliance with Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for Loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.25. Trust Business; Administration of Fiduciary Accounts. Except as set forth on Company Party Disclosure Schedule 3.25, neither Company nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.26. Investment Management and Related Activities. None of Company, any Company Subsidiary or, to the extent relating to their activities with respect to Company or any of its Subsidiaries, any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated Person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales Person or in any similar capacity with a Governmental Authority.

Section 3.27. Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28. Deposit Insurance. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA when due accurately and completely. No proceedings for the suspension, revocation or termination of such deposit insurance are pending or, to Company’s and Company Bank’s Knowledge, threatened.

Section 3.29. Community Reinvestment Act; Bank Secrecy Act; Customer Information Security.

(a) Company and its Subsidiaries have complied in all material respects with the provisions of the Community Reinvestment Act and the rules and regulations thereunder, Company Bank has a Community Reinvestment Act rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Company, there are no conditions, facts or circumstances that could result in a Community Reinvestment Act rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(b) There are no conditions, facts or circumstances that could result in Company or its Subsidiaries to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable Money Laundering Law.

(c) Company and its Subsidiaries, as applicable, are the sole owners of all IIPI relating to customers, former customers and prospective customers that will be transferred to Buyer or a Subsidiary of Buyer pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 3.29(c), “IIPI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016. Company and its Subsidiaries’ collection and use of such IIPI and the transfer of such IIPI to Buyer or any of its Subsidiaries complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.

Section 3.30. Transactions with Affiliates. Except as set forth in Company Party Disclosure Schedule 3.30, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer, one percent (1%) or greater shareholder of Company or any of its Subsidiaries or to any of their respective Affiliates or Associates, or Affiliate of Company or any of its Subsidiaries, or to Company’s or Company Bank’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business. Except as set forth in Company Party Disclosure Schedule 3.30, neither Company nor any of its Subsidiaries is a party to any transaction or agreement, or is contemplated to be party to any proposed transaction or agreement, with any of its respective directors, executive officers, one-percent (1%) or greater shareholder of Company or any of its Subsidiaries or to any of their respective Affiliates or Associates or other Affiliates of Company or its Subsidiaries other than part of the terms of an individual’s employment or service as a director in the Ordinary Course of Business, and no such Person has had any direct or indirect interest in any property, assets, business or right owned, leased, held or used by Company or its Subsidiaries, other than deposits held by Company Bank in the Ordinary Course of Business. All agreements, and transactions between Company or any Subsidiary of Company and any of their respective Affiliates comply, to the extent applicable, in all material respects with Federal Reserve Act 23A and 23B and Regulation W of the FRB.

Section 3.31. Tangible Properties and Assets.

(a) Company Party Disclosure Schedule 3.31(a) sets forth a true, correct and complete list of all real property owned as of the date of this Agreement by Company and each of its Subsidiaries (“Company Real Property”). Except as set forth in Company Party Disclosure Schedule 3.31(a), Company or its Subsidiaries has marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of Company Real Property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, (ii) Liens for Taxes and other governmental charges and assessments, which are not yet due and payable, (iii) Liens, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable. Except as set forth on Company Party Disclosure Schedule 3.31(a), there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to Company Real Property or other real property that Company or any of its Subsidiaries occupies or has the right to occupy, including a pending or threatened taking of any of such real property by eminent domain, except where such legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation would not be material. True and complete copies of all deeds evidencing ownership of Company Real Property and complete copies of the title insurance policies and surveys, if any, for each Company Real property, together with any mortgages, deeds of trust and security agreements to which such Company Real Property is subject have been furnished or made available to Buyer.

(b) Company Party Disclosure Schedule 3.31(b) sets forth a true, correct and complete schedule as of the date of this Agreement of all leases, subleases, licenses and other material agreements under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To the Company’s Knowledge there has not occurred any event and no condition exists that would constitute a termination event or a breach by Company or any of its Subsidiaries of, or default by Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To Company’s Knowledge, no lessor under a Lease is in breach or default in the performance of any material covenant, agreement or condition contained in such Lease, except where such breach or default has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company. Company and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases. Copies that are true and complete in all material respects of all leases for, or other documentation evidencing a leasehold interest in the properties listed in Company Party Disclosure Schedule 3.31(b) have been furnished or made available to Buyer.

(c) Except as would not be material, all buildings, structures, fixtures, building systems and equipment, and all components thereof included in the Company Real Property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of Company and its Subsidiaries as currently conducted.

(d) Company Party Disclosure Schedule 3.31(d) sets forth a true and complete list of all Leases pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to consummation of the Merger, the Bank Merger, and the other transactions by this Agreement.

Section 3.32. Intellectual Property. Company Party Disclosure Schedule 3.32 sets forth a true, complete and correct list of all registered and unregistered Company Intellectual Property.

(a) Company or its Subsidiaries own all right, title and interest in and to, or has a valid license to use all, and with respect to domains and social media accounts, has control over, Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off the shelf Software at standard commercial rates). Each item of Company Intellectual Property will be owned or available for use, and may be used, by Company on identical terms and conditions immediately subsequent to the Closing, and Company will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of any other Person as a result of the ownership or use of such Company Intellectual Property in a manner consistent with the past ownership and use thereof, or as a result of any other activities by Company consistent with the past activities of the business. To Company’s Knowledge, (i) the owners of Company Intellectual Property used by Company pursuant to license, sublicense, agreement or permission have taken all necessary actions to maintain, protect and/or permit the use of such Company Intellectual Property by Company and (ii) there is no default or expected default by any party to, or any intent to terminate or let expire, any material agreement related to Company Intellectual Property.

(b) Except as set for on Company Party Disclosure Schedule 3.32(b), Company Intellectual Property constitutes all of the Intellectual Property used or useful in or necessary to carry on the business of Company and its Subsidiaries as currently conducted. Company is the owner or licensee of all right, title and interest in and to each of the items of Company Intellectual Property, free and clear of all Liens, and have the right to use without payment to any other Person all of Company Intellectual Property other than in respect of licenses listed in Company Party Disclosure Schedule 3.32(b). Except as set for on Company Party Disclosure Schedule 3.32(b), Company and its Subsidiaries have not embedded or permitted to be embedded any open source, copyleft or community source code in any of its products or services generally available or in development, including any libraries, that provides for or permits such code or any of Company Intellectual Property’s proprietary code to be distributed or made available in source form or dedicated to the public. In addition, Company and its Subsidiaries have taken reasonable steps to maintain, protect and preserve Company Intellectual Property.

(c) Company Intellectual Property purported to be owned by Company or its Subsidiaries is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received any written or, to Company’s Knowledge, oral, notice challenging the validity or enforceability of any such Company Intellectual Property.

(d) None of Company or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Company or any of its Subsidiaries of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which Company or any of its Subsidiaries is a party and pursuant to which Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets, computer software or other intellectual property, and neither Company nor any of its Subsidiaries has received notice challenging Company’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights, and the consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries (or Buyer or Buyer Bank after consummation of the transactions contemplated by this Agreement) to own or use any Company Intellectual Property.

(e) Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise violated any material Intellectual Property rights of any other Person, and Company or any of its Subsidiaries have never received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any other Person). To Company’s Knowledge no other Person has interfered with, infringed upon, misappropriated or otherwise violated any Company Intellectual Property rights owned by, or licensed to, Company or any of its Subsidiaries.

(f) Set forth on Company Party Disclosure Schedule 3.32(f) is a complete and accurate list and summary description, including any royalties or other amounts paid or received by Company or its Subsidiaries, and Company has delivered to Buyer accurate and complete copies, of all contracts relating to Company Intellectual Property (other than non-exclusive licenses to generally available off-the-shelf commercial software). There are no outstanding and to Company’s Knowledge, no threatened disputes or disagreements with respect to any such contract. Included in Company Party Disclosure Schedule 3.32(f) is a list of all items of Company Intellectual Property which is or has been used or proposed for use in or in connection with, is useful, reasonably necessary, or otherwise related to the business that is licensed by Company or any of its Subsidiaries (“Licensed Business Intellectual Property”) and the owner or licensee of each such item of Licensed Business Intellectual Property (other than non-exclusive licenses to generally available commercial software).

(g) Company Party Disclosure Schedule 3.32(g) contains a complete and accurate list and summary description of all Patents included in Company Intellectual Property.

(h) Company’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by Company and each of its Subsidiaries in connection with their respective businesses and (ii) to Company’s Knowledge, have not materially malfunctioned or failed since January 1, 2015. Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.

(i) Except as set forth in Company Party Disclosure Schedule 3.32(i), Company and each of its Subsidiaries (i) is compliant with all applicable privacy Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time since January 1, 2015 has received any notice asserting any violations of any of the foregoing. The transfer of all such personal data and nonpublic personal information to Buyer’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments.

Section 3.33. Insurance. Company Party Disclosure Schedule 3.33 identifies as of the date of this Agreement all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $500,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of the Company Parties reasonably have determined to be prudent in accordance with industry practices and all the Insurance Policies are in full force and effect, neither Company nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or otherwise has Knowledge that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither Company nor any of its Subsidiaries is in default thereunder and all known claims thereunder have been filed in due and timely fashion. Company has not received written notice that any insurer under any such Insurance Policy (i) is denying liability with respect to a claim thereunder or defending under a reservation of rights clause or (ii) has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated. Company does not have or maintain any self-insurance arrangement.

Section 3.34. Deposits. All of the deposits held by Company Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of Company Bank, and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism, or embargoed persons requirements.

Section 3.35. Disaster Recovery and Business Continuity. Company and its Subsidiaries have developed and implemented a contingency planning program in accordance with best industry standards to evaluate the effect of significant events that may adversely affect the customers, assets, or employees of Company and its Subsidiaries. To Company’s Knowledge, such program ensures that Company and its Subsidiaries can recover its mission critical functions, and such program complies in all material respects with the requirements of the FFIEC, the FDIC and Law. Company has furnished to Buyer a true and correct copy of its disaster recovery and business continuity arrangements.

Section 3.36. Antitakeover Provisions. No state “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation (collectively, “Takeover Laws”) is applicable to the Company with respect this Agreement and the transactions contemplated hereby.

Section 3.37. Opinion. Prior to the execution of this Agreement, Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O’Neill & Partners, L.P., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Shares. A copy of such opinion has been, or will be, provided by Company to Buyer solely for informational purposes. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.38. OFAC. None of Company, any Company Subsidiary or, to the Knowledge of Company, any director, officer, agent, employee, affiliate or other Person acting on behalf of any Company or Company Subsidiary is (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (each, a “Sanctioned Country”), (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the Laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals of the U.S. Department of the Treasury’s Office of Foreign Assets Control, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) located, organized or resident in any Sanctioned Country.

Section 3.39. No Dissenters’ Rights. No holder of the Company Common Shares has any dissenters rights, rights of appraisal or other similar rights pursuant to the MBCA with respect to the transactions contemplated by this Agreement.

Section 3.40. Board Approval. Company Board, by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Company and its shareholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated hereby (including the Merger), (iii) resolved to submit this Agreement to the shareholders of Company for their consideration and vote in accordance with the MBCA and (iv) recommended that the shareholders of Company adopt and approve this Agreement and the transactions contemplated hereby (including the Merger) and directed that such matter be submitted for consideration by Company shareholders (and such other persons entitled to vote in respect of matters covered thereby, including ESOP participants as applicable) at the Company Meeting. The board of directors of Company Bank, by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement and the Bank Merger are fair to and in the best interests of Company Bank and its shareholder and declared the Bank Merger to be advisable, (ii) approved this Agreement and the Bank Merger, and (iii) recommended that the shareholder of Company approve the principal terms of the Bank Merger and directed that such matter be submitted for consideration by Company Bank shareholders at a meeting.

Section 3.41. Company Information. No written representation, statement, certificate, instrument, or other writing furnished or to be furnished by or on behalf of Company or Company Bank to the Buyer Parties pursuant to this Agreement or the Bank Merger Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Company or Company Bank specifically for inclusion or incorporation by reference in any application, notification or document filed in connection with any Regulatory Approval or other application, notification or document filed with any Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein will, as of the date filed or submitted, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The provisions of the Registration Statement and the Proxy Statement-Prospectus relating to Company and Company Bank or other information supplied by or on behalf of Company or Company Bank for inclusion therein shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, as applicable.

Section 3.42. No Other Representations and Warranties. Except for the representations and warranties made by Company and Company Bank in this Article 3, none of Company, Company Bank nor any other Person makes any express or implied representation or warranty with respect to Company or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company and Company Bank hereby disclaim any such other representations or warranties.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Section 4.01. Making of Representations and Warranties.

(a) On or prior to the date hereof, the Buyer Parties have delivered to the Company Parties a schedule (the “Buyer Party Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4; provided, however, that nothing in the Buyer Party Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable detail.

(b) Except as set forth in the Buyer Party Disclosure Schedule (subject to Section 9.13), the Buyer Parties each hereby represent and warrant, jointly and severally, to Company as follows in this Article 4.

Section 4.02. Organization, Standing and Authority.

(a) Buyer is an Delaware corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. True, complete and correct copies of the certificate of incorporation, and bylaws of Buyer, as amended, as in effect as of the date of this Agreement, have previously been made available to Company. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed, registered or otherwise qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or in good standing qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer.

(b) Buyer Bank is a federal savings bank duly organized and validly existing under the Laws of the United States of America. Buyer Bank has full power and authority to own, lease and operate its properties and to engage in the business and activities now conducted by it. Buyer Bank is duly licensed, registered or qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered, qualified or in good standing has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer Bank. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Des Moines.

Section 4.03. Capitalization.

(a) The authorized capital stock of Buyer consists solely of (i) 15,000,000 shares of Buyer Common Stock, of which, as of December 31, 2017, 9,685,398 shares were issued with 20,552 shares held as treasury stock and 9,664,846 shares outstanding, including 9,379,300 shares of Buyer Common Stock and 285,546 shares of unvested restricted stock, (ii) 3,000,000 shares of Buyer Preferred Stock, of which, as of the date of this Agreement, zero (0) shares were issued and outstanding (the “Buyer Nonvoting Common Stock”). As of December 31, 2017, (i) no shares of Buyer Common Stock, Buyer Preferred Stock or Buyer Nonvoting Common Stock were reserved for issuance, except for 421,415 shares of Buyer Common Stock reserved for issuance upon the exercise of Buyer Stock Options or under Buyer’s equity incentive plan or At The Market (ATM) shares. There are no shares of Buyer Common Stock, Buyer Preferred Stock or Buyer Nonvoting Common Stock held by any Subsidiary of Buyer. All of the outstanding shares of Buyer Common Stock are, and all Buyer Common Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and have not been and shall not be, as applicable, issued in violation of, nor are they nor shall they be, as applicable, subject to, preemptive rights held by any Person. All shares of Buyer’s capital stock issued and outstanding have been issued in compliance with, and not in violation of, any applicable federal or state securities Laws.

(b) As of the date of this Agreement, there are no outstanding shares of capital stock of any class of Buyer or any of its Subsidiaries, nor any obligations, contingent or otherwise, of Buyer or any Subsidiary of Buyer to repurchase, redeem or otherwise acquire any shares of Buyer’s capital stock or capital stock of any Subsidiary of Buyer or any other securities of Buyer or any Subsidiary of Buyer or to provide funds to or make any investment (in the form of a Loan, capital contribution or otherwise) in any such Subsidiary, except for those set forth in (i) Section 4.03(a), (ii) Buyer Party Disclosure Schedule 4.03(b) or (iii) the Buyer SEC Documents.

Section 4.04. Corporate Power.

(a) Each Buyer Party has the power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each Buyer Party has the requisite power and authority to execute, deliver and perform its obligations under this Agreement to which they are a party and to consummate the transactions contemplated hereby and thereby, subject only to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals, the Requisite Buyer Stockholder Approval and the Buyer Bank Stockholder Approval.

(b) Neither Buyer nor Buyer Bank is in material violation of any of the terms of their respective certificate of incorporation, bylaws or equivalent organizational documents, each as amended to date.

Section 4.05. Corporate Authority.

(a) Subject only to the receipt of the Requisite Buyer Stockholder Approval, with respect to the Merger, and receipt of Buyer Bank Stockholder Approval, with respect to the Bank Merger, this Agreement and the Merger have been authorized by all necessary corporate action of the Buyer Parties and their respective boards of directors on or prior to the date hereof. Buyer Board has directed that this Agreement be submitted to Buyer’s stockholders for approval at a meeting of such stockholders and, except for the receipt of the Requisite Buyer Stockholder Approval in accordance with the DGCL and Buyer’s certificate of incorporation and bylaws and the receipt of the Buyer Bank Stockholder Approval, no other corporate proceedings on the part of Buyer, Buyer Bank or any of their Subsidiaries (including any vote of the stockholders of Buyer or Buyer Bank) is required by Law, any applicable exchange listing requirements, the certificate of incorporation and bylaws of each of the Buyer Parties, or otherwise to approve this Agreement and the Merger or the Bank Merger. Each of the Buyer Parties have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company Parties, this Agreement constitutes a valid and legally binding obligation of each of the Buyer Parties, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) or 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).

(b) Except as set forth on Buyer Party Disclosure Schedule 4.05(b), Buyer Bank is not subject to any material restrictions on its operations or its authority to conduct any activities or business that are not otherwise applicable to all federal savings banks.

Section 4.06. Buyer SEC Documents; Buyer Financial Statements.

(a) Since October 1, 2016, Buyer has filed all forms, reports and documents required to be filed by Buyer with the SEC (all of the foregoing filed prior to the date this representation is made (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, but excluding any disclosures in such documents referred to in the “Risk Factors” or “Forward-Looking Statements” sections thereof or any other disclosures in such documents which are forward looking or predictive in nature) being hereinafter referred to, collectively, as the “Buyer SEC Documents”). Each of the Buyer SEC Documents was filed with the SEC within the time frames prescribed by the SEC for the filing of such Buyer SEC Documents such that each filing was timely filed or deemed to be timely filed with the SEC. As of their respective dates, or, if amended or superseded, as of the date of (and giving effect to) the last such amendment or subsequent filing, (i) the Buyer SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) As of their respective dates of filing with the SEC, the consolidated financial statements (including all related notes and schedules) of Buyer included in the Buyer SEC Documents (the “Buyer Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing. The Buyer Financial Statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes) and fairly present in all material respects the consolidated financial position of the Buyer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material individually or in the aggregate and to any other adjustments described therein, including the notes thereto).

(c) Buyer is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ Global Select. Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively of Rules 13a-15 and 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Buyer’s internal controls over financial reporting are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary (i) to permit the preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (ii) to maintain accountability for assets; (C) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets and liabilities is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Buyer has (A) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are reasonably designed to provide that (1) all information required to be disclosed by Buyer in the reports it files or submits under the Exchange Act and all information disseminated by Buyer to the holders of Buyer Common Stock is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (2) all such information is accumulated and communicated to Buyer’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure, and (B) disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s auditors and the audit committee of Buyer Board (1) any “significant deficiency” in the internal control over financial reporting of Buyer, (2) any “material weakness” in the internal control over financial reporting of Buyer, and (3) any fraud, whether or not material, that involves management or other employees of Buyer who have a significant role in Buyer’s internal control over financial reporting.

Section 4.07. Regulatory Reports. Except as set forth on Buyer Party Disclosure Schedule 4.07 or with respect to any forms, reports, statements or certifications filed, furnished or otherwise submitted to or with the SEC (which shall be governed exclusively by Section 4.06), Buyer has and each of its Subsidiaries has timely filed all reports, statements, and certifications, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2015 and prior to the date hereof with Governmental Authorities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which Buyer has been given notice by any Governmental Authority with respect to any such report, statement or certification. Except as set forth on Buyer Party Disclosure Schedule 4.07 or with respect to any forms, reports, statements or certifications filed, furnished or otherwise submitted to or with the SEC (which shall be governed exclusively by Section 4.06), no report, including any report filed with the FDIC, the OCC, the FRB or other banking regulatory agency since January 1, 2015, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the foregoing reports complied in all material respects with the published rules and regulations of the Governmental Authority with jurisdiction thereof and with respect thereto. There are no outstanding comments from or unresolved issues raised by the Governmental Authorities with respect to any of the foregoing reports filed by Buyer or its Subsidiaries.

Section 4.08. Regulatory Approvals; Non-Contravention; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by the Buyer Parties of this Agreement or to consummate the transactions contemplated hereby, except for: (i) filings of applications or notices with, and consents, approvals or waivers by the FRB, the OCC, the FDIC and DIFS; (ii) filing the DE Certificate of Merger with the Delaware Secretary of State; (iii) filing the MI Certificate of Merger with the Michigan Director; (iv) filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement; (v) making any notices to or filings with the SBA; (vi) making any notices or filings with state licensing or regulatory authorities; (vii) making any notices or filings and awaiting the expiration or early termination of the waiting period under the HSR Act, if any is required; (viii) making any filings with and obtaining any consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, including approvals from FINRA and any relevant state regulator in connection with a change of control of any Company Subsidiaries that are broker-dealers, or that are required under consumer finance, mortgage banking and other similar Laws; and (ix) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states, the approval of the listing of the Buyer Common Stock constituting Merger Consideration on NASDAQ Global Select in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and such other notices and filings to be submitted to NASDAQ Global Select in connection with the transactions contemplated hereby.

(b) Subject to the receipt of the approvals referred to in Section 4.08(a) and the Requisite Buyer Stockholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) by the Buyer Parties do not and will not (i) constitute a breach or violation of, or a default under, the Buyer’s certificate of incorporation or bylaws or similar governing documents of Buyer, Buyer Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any Law applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, deed of trust, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries, or their respective properties or assets is subject or bound or (iv) require the consent or approval of any third party or Governmental Authority under any such Law, credit agreement, indenture, loan, deed of trust, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, a Material Adverse Effect on Buyer.

(c) As of the date of this Agreement, Buyer has no Knowledge of any reason why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 4.09. Legal Proceedings. Except as set forth on Buyer Party Disclosure Schedule 4.09(a), there are no Actions that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that are not so disclosed, pending or, to its Knowledge, threatened against Buyer, or against any asset, interest, or right of any of them, nor are there any orders of any Governmental Authority or arbitrators outstanding against Buyer.

Section 4.10. Absence of Certain Changes or Events. Since September 30, 2017 to the date hereof, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.11. Compliance With Laws.

(a) Except as set forth on Buyer Party Disclosure Schedule 4.11(a), Buyer and each of its Subsidiaries is, and have been since January 1, 2015, in compliance in all material respects with all applicable federal, state, local and foreign Laws applicable thereto or to the employees conducting such businesses, including Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Community Reinvestment Act, the Fair Credit Reporting Act of 1978 (as amended by the Fair and Accurate Credit Transactions Act of 2003), the Gramm-Leach-Bliley Act of 1999, the Truth in Lending Act, the Fair Debt Collection Practices Act, the Home Ownership and Equity Protection Act, the Service Members Civil Relief Act, the BHC Act, the Truth in Savings Act, the Right to Financial Privacy Act, the Expedited Funds Availability Act, the Electronic Fund Transfer Act, the Community Reinvestment Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable Money Laundering Laws, fair lending Laws and other federal, state, local and foreign Laws relating to discriminatory lending, financing, leasing or business practices, all agency requirements relating to the origination, sale, servicing, administration and collection of mortgage loans, commercial loans and consumer loans and all state usury Laws and federal Laws concerning interest rates. The board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meet the requirements of Sections 352 and 326 of the USA PATRIOT Act. As of the date hereof, Buyer’s and Buyer Bank’s rating in its most recent examination or interim review under the Community Reinvestment Act was “satisfactory”. Except as set forth on Buyer Party Disclosure Schedule 4.11(a), neither Buyer nor any of its Subsidiaries has Knowledge of any facts or circumstances that could reasonably be expected to cause Buyer or Buyer Bank to be deemed not to be in compliance with the Community Reinvestment Act, and the regulations promulgated thereunder.

Section 4.12. Brokers. Neither Buyer nor any Subsidiary thereof, nor any of their respective officers or directors has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement (including the Merger and the Bank Merger), except as set forth in Buyer Party Disclosure Schedule 4.12.

Section 4.13. Tax Matters.

(a) Each of Buyer and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income and other material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. Except as set forth in Buyer Party Disclosure Schedule 4.13(a), all material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid other than Taxes that have been reserved or accrued on the Buyer Financial Statements and which Buyer or any of its Subsidiaries is contesting in good faith through appropriate proceedings.

(b) Each of Buyer and its Subsidiaries have timely withheld and paid over to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and each of Buyer and its Subsidiaries has complied with all information reporting and backup withholding requirements.

(c) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

(d) Except as set forth in Buyer Party Disclosure Schedule 4.13(d), no federal, state, local or other Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Buyer’s Knowledge, pending with respect to Buyer or any of its Subsidiaries. There are no pending or other claims or disputes threatened in writing by any Governmental Authority with respect to Taxes relating or attributable to any of Buyer or its Subsidiaries.

(e) None of Buyer nor any of its Affiliate has taken or agreed to take any action or knows of any circumstances that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(f) None of Buyer nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period has not yet expired.

(g) During the past three (3) years, none of the Buyer or its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to governed, in whole or in part, by Section 355 or Section 361 of the Code.

(h) None of Buyer or its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer), and (ii) has any liability for the Taxes of any Person (other than Buyer or any of its Subsidiaries), under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of Law, by contract or otherwise.

(i) None of Buyer or its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 4.14. Regulatory Capitalization. Buyer Bank is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” and “well managed” as such terms are defined in the rules and regulations promulgated by the OCC. Buyer is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.15. Buyer Regulatory Agreements. Neither Buyer nor Buyer Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each, a “Buyer Regulatory Agreement”) that, in any such case, (a) currently restricts in any material respect the conduct of its business or in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application or (b) would reasonably be expected to, individually or in aggregate, materially and adversely impact or interfere with Buyer’s or Buyer Bank’s operations, and, to the Knowledge of Buyer, since January 1, 2015, Buyer has not been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Buyer’s Knowledge, as of the date hereof, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.16. Buyer Information. No written representation, statement, certificate, instrument, or other writing furnished or to be furnished by or on behalf of Buyer or Buyer Bank directly to the Company Parties expressly pursuant to this Agreement or the Bank Merger Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but excluding, for purposes of clarity, any representation, statement, certificate, instrument or other writing submitted to the SEC or any other Governmental Authority, which are exclusively governed by Section 4.06 or Section 4.07, as applicable. None of the information supplied or to be supplied by or on behalf of Buyer or Buyer Bank to the Company Parties specifically for inclusion or incorporation by reference in any application, notification or document filed by the Company Parties with any Governmental Authority in connection with any Regulatory Approval or other application, notification or document filed with any Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein will, as of the date filed or submitted, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.17. No Other Representations and Warranties. Except for the representations and warranties made by the Buyer Parties in this Article 4, none of Buyer, Buyer Bank nor any other Person makes any express or implied representation or warranty with respect to Buyer or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Buyer Parties each hereby disclaim any such other representations or warranties.

ARTICLE 5.

COVENANTS

Section 5.01. Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, Company agrees, as to itself and its Subsidiaries, that except (i) as set forth in Company Party Disclosure Schedule 5.01, (ii) as expressly contemplated or permitted by this Agreement, or required by applicable Law or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) Ordinary Course. Except as set forth in Company Party Disclosure Schedule 5.01(a), Company and its Subsidiaries shall carry on their respective businesses only in the Ordinary Course of Business, consistent with prudent banking practice and in compliance in all material respects with all applicable Laws.

(b) Issuance of Securities. Other than any shares of Company Common Stock issuable in respect of Company Options or other Rights outstanding on the date hereof and the pledge by Company of Company Bank stock to secure its line of credit, Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) issue, sell, grant, pledge, deliver, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock of any class, any Rights or any securities convertible into or exercisable or exchangeable for, or any rights to acquire, any Rights, any share appreciation rights, any award or grant under any Company Equity Plan or otherwise, or any other securities of Company or its Subsidiaries (including units of beneficial ownership interest in any partnership or limited liability company) or enter into any agreement with respect to the foregoing, except as required by Law, (ii) except in accordance with the terms of a Company Equity Plan or grant agreement issued thereunder, accelerate the vesting of any existing Rights or (iii) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional capital stock or any of its Rights issued and outstanding prior to the Effective Time.

(c) Dividends; Other Distributions; Changes in Shares. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) make, declare, pay or set aside for payment of dividends payable in cash, shares or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for payments from Company Bank to Company or from any Subsidiary of Company Bank to Company Bank or (ii) split, combine, exchange, adjust or reclassify any shares of its capital stock or issue.

(d) Compensation; Employment Agreements, Etc. Except, in each case, (w) as required by the terms of any Company Benefit Plan in effect as of the date hereof, (x) as required by Law, (y) as permitted or required by this Agreement, or (z) in connection with a promotion awarded in the Ordinary Course of Business, however, subject in each case to Section 5.01(b), Company shall not, nor shall it permit any of its Subsidiaries to, or propose to (A) increase the compensation or benefits payable or to become payable to any current or former employee, officer, director or consultant of Company or any of its Subsidiaries, (B) establish, adopt, enter into or amend (except in the case of immaterial amendments that do not increase liabilities of Company or its Subsidiaries) any Company Benefit Plan or any benefit plan, agreement, program, policy, commitment or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement, (C) increase the compensation or benefits payable under any existing severance, termination, change in control or retention pay policy or employment or other agreement or Company Benefit Plan, (D) accelerate the vesting or time of payment of any equity or equity-based compensation or other compensation, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or any Company Benefit Plan (F) take any action to fund any trust or similar funding vehicle in advance of the payment of compensation or benefits under any Company Benefit Plan, or (G) make any Loan or cash advance to any current or former director, officer, employee or independent contractor (other than advances of business or travel expenses in the Ordinary Course of Business consistent with past practice).

(e) Hiring/Termination. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) terminate any officer or key employee other than for cause or (ii) hire any Person as an employee of Company or any of its Subsidiaries, except for (A) at-will employees at an annual rate of salary not to exceed $200,000 and/or (B) to fill vacancies that may arise from time to time in the Ordinary Course of Business at an annual rate of salary commensurate with the employee being replaced.

(f) Transactions with Affiliates. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, except pursuant to agreements or arrangements in effect on the date hereof and set forth in Company Party Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (whether real, personal or mixed, tangible or intangible) to, or buy, acquire or lease any properties or assets (whether real, personal or mixed, tangible or intangible) from, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business and other than part of the terms of such Persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business.

(g) Dispositions. Except set forth on Company Party Disclosure Schedule 5.01(g), Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, except in the Ordinary Course of Business, sell, license, lease, transfer, assign mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Company or any of its Subsidiaries.

(h) Acquisitions. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), whether by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire all or any portion of the assets, debt, business, deposits or properties of any other entity or Person.

(i) Capital Expenditures. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, make any capital expenditures in amounts exceeding $250,000 individually, or $1,000,000 in the aggregate other than the ongoing (i) FISERV IT project and (ii) renovation and remodel of the Company’s corporate headquarters in Troy, Michigan.

(j) Governing Documents. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, amend Company’s articles of incorporation or bylaws or any equivalent organizational documents of the Subsidiaries of Company.

(k) Accounting Methods. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, implement or adopt any change in its accounting principles, practices or methods, in each case as in effect as of December 31, 2016, other than as may be required by applicable Laws or GAAP or applicable regulatory accounting requirements.

(l) Contracts. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) enter into, amend, modify, terminate, extend, or waive any material provision of, any Company Material Contract, Lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than renewals of or amendments to such Material Contracts, Leases and insurance policies which do not result in material adverse changes of terms with respect to Company or any of its Subsidiaries or (ii) enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement other than in the Ordinary Course of Business substantially consistent with past practice.

(m) Claims. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, other than settlement of foreclosure actions or deficiency judgment settlements in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement (A) involves payment by Company or any of its Subsidiaries of an amount which exceeds $1,000,000 individually, or $5,000,000 in the aggregate, and/or (B) would impose any material restriction on the business of Company or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise affecting the business or operations of Company and its Subsidiaries.

(n) Banking Operations. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) enter into any material new line of business, introduce any material new products or services or incentive programs or arrangements, (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation, guidance or policies imposed by any Governmental Authority or (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, including a change in practice at any location, its hedging practices and policies.

(o) Derivative Transactions. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, enter into any Derivative Transaction.

(p) Indebtedness. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) incur, assume, modify, extend or renegotiate any indebtedness other than draws, in the Ordinary Course of Business, upon the Company’s existing line of credit, and increases of the available amount of such line of credit (and corresponding amendment to the credit agreement governing such line) as determined by the Company’s board of directors, (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds and sales of certificates of deposit, which are in each case in the Ordinary Course of Business) or (iii) prepay or voluntarily repay any subordinated indebtedness.

(q) Investment Securities. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, acquire (other than (x) by way of foreclosures, deficiency judgment settlements or acquisitions in a bona fide fiduciary capacity or (y) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, other than to manage liquidity in the Ordinary Course of Business.

(r) Loans. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, make any Loan that is not made in conformity with the Ordinary Course of Business of Company and substantially consistent with Company’s written lending guidelines in effect as of the date hereof, subject to exceptions consistent with past practice and not material to the credit risk assessment of such Loan.

(s) Investments or Developments in Real Estate. Other than Loans in the Ordinary Course of Business of Company, Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Company or its Subsidiaries.

(t) Taxes. Except as required by applicable Law, Company shall not, nor shall it permit any of its Subsidiaries to make, change or rescind any material Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(u) Compliance with Agreements. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to commit any act or omission which constitutes a breach or default by Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any Company Material Contract and that could reasonably be expected to result in one of the conditions set forth in Article 6 not being satisfied on the Closing Date.

(v) Environmental Assessments. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, foreclose on or take a deed or title to any real estate that upon such foreclosure or acceptance of a deed or title to such real estate will become classified as OREO (other than single-family or multi-family residential properties or otherwise in the

Ordinary Course of Business) without first conducting a Phase I environmental site assessment pursuant to ASTM International (“ASTM”) Standard E1527-13 that satisfies the requirements of 40 C.F.R. Part 312, or foreclose on or take a deed or title to any real estate that upon such foreclosure or acceptance of a deed or title to such real estate will become classified as OREO (other than single-family 1-4 units residential properties) if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(w) Adverse Actions. Except as expressly contemplated or permitted by this Agreement, without the prior written consent of Buyer, Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or reasonably might be expected to prevent, delay or impair Company’s ability to consummate the Merger, prevent Company Bank’s ability to consummate the Bank Merger, or prevent the Company Parties from consummating any of the other transactions contemplated by this Agreement, including by adversely affecting the ability of the parties hereto to obtain any Regulatory Approval without imposition of a Burdensome Condition.

(x) Capital Share Purchase. Except as a result of foreclosure or deficiency judgment settlement, Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(y) Facilities. Except as required by Law or as set forth on Company Party Disclosure Schedule 5.01(y), Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, file any application or make any contract or commitment for the opening or relocation of any, or open or relocate any, branch office, loan production or servicing facility.

(z) No Restructuring or Liquidation. Company shall not, nor shall it permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(aa) Loan Workouts. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, compromise, resolve, or otherwise “workout” any delinquent or troubled Loan unless any such Loan workout is done in the Ordinary Course of Business.

(bb) Commitments. Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, agree to take, make any commitment to take, or adopt any resolutions of Company Board or Company Bank’s board of directors in support of, any of the actions prohibited by this Section 5.01.

Section 5.02. Covenants of Buyer.

(a) Affirmative Covenants. During the period from the date hereof and continuing until the Effective Time, Buyer will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b) Negative Covenants. During the period from the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement required by applicable Law, without the prior written consent of Company (which consent will not be unreasonably withheld or delayed), Buyer will not, and will cause each of its Subsidiaries not to:

(i) adopt or propose to adopt a plan of complete or partial liquidation or dissolution of Buyer;

(ii) take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to prevent, delay or impair Buyer’s ability to consummate the Merger or the other transactions contemplated by this Agreement;

(iii) except as expressly provided in Section 2.09 and subject to the following proviso, (x) issue any additional shares of Buyer Common Stock, (y) issue any securities or obligations convertible into Buyer Common Stock or (z) issue any employee or director stock options, restricted stock awards, restricted stock unit awards, grants or similar equity or equity based awards, in an amount that, when aggregating all of the foregoing issuances pursuant to (x)-(z), exceeds three percent (3%) of the total Buyer Common Stock issued and outstanding as of the date of this Agreement (the “Three Percent Cap”); provided, however, that no consent of Company shall be required with regard to (1) any Buyer Common Stock issued upon exercise or vesting of any options, grants, awards, or warrants outstanding on the date of this Agreement, (2) any equity issued in settlement or upon exercise of any equity compensation award or in connection with any employee bonus in the ordinary course consistent with past practice, or (3) any employee or director stock options, restricted stock awards, restricted stock unit awards, grants or similar equity or equity based awards issued or issuable in connection with the Merger or the transactions contemplated by this Agreement, and all such issuances pursuant to (1) through (3) shall be excluded from the Three Percent Cap; or

(iv) agree to take, make any commitment to take, or adopt any resolutions of, with respect to Buyer, the Buyer Board, and, with respect to the Subsidiaries of Buyer, each such Subsidiary’s board of directors, in support of, any of the actions prohibited by this Section 5.02.

Section 5.03. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 6 hereof, and shall cooperate fully with the other parties hereto to that end; provided, however, that this Section will not require Buyer to agree to, or take, any Burdensome Condition.

Section 5.04. Shareholder/Stockholder Approval.

(a) Company Shareholder Approval.

(i) Following the date of this Agreement, Company shall take, in accordance with applicable Law and Company’s articles of incorporation and bylaws, all action necessary to establish a record date for, and to duly call, give notice of, and convene a special meeting of its shareholders as promptly as practicable (and in any event such meeting to be convened within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer) solely for the purpose of considering and voting upon the approval of this Agreement and the Merger and any other matters required to be approved by Company’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”), and shall, subject to Section 5.10 and the last sentence of this Section 5.04(a)(i), through Company Board, recommend to its shareholders the approval of the Merger and use its reasonable best efforts to solicit such approval by such shareholders and such other Persons entitled to vote on these matters (including as provided under the ESOP or applicable law with respect thereto). Subject to Section 5.10 and the last sentence of this Section 5.04(a)(i), Company shall use its reasonable best efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. If Company Board changes the Company Recommendation in accordance with Section 5.10, Company shall not be required to use its reasonable best efforts to solicit shareholders to approve this Agreement and the Merger or to use its reasonable best efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger; provided, however, that for the avoidance of doubt, nothing in this sentence shall limit Company’s obligation to ensure that the Company Meeting is called, noticed, convened, held and ultimately conducted for purposes of considering and voting upon the approval of this Agreement and the Merger.

(ii) Except to the extent provided otherwise in Section 5.10, Company Board shall at all times prior to and during the Company Meeting recommend approval by the shareholders of Company of this Agreement and the Merger and any other matters required to be approved by Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”) and shall not make a Company Subsequent Determination and the Proxy Statement-Prospectus shall include the Company Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting unless Company Board reasonably determines in good faith, after consultation with and having considered the advice of counsel that failure to do so would be inconsistent with its fiduciary duties under applicable Law.

(iii) Except to the extent provided otherwise in Section 5.10, Company shall adjourn or postpone (and may only adjourn or postpone) the Company Meeting, (1) if, as of the time for which such meeting is originally scheduled there are insufficient Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, (2) if on the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Shareholder Approval or (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Company has determined after consultation with outside legal counsel is reasonably likely to be required under Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of Company prior to the Company Meeting. For the avoidance of doubt, nothing in this Section 5.4(a) shall limit Company’s obligation to ensure that the Company Meeting is called, noticed, convened, held and ultimately conducted for purposes of considering and voting upon the approval of this Agreement and the transactions contemplated hereby (including the Merger)).

(b) Buyer Stockholder Approval.

(i) Following the date of this Agreement, Buyer shall take, in accordance with applicable Law, the applicable rules of NASDAQ Global Select and the certificate of incorporation and bylaws of Buyer, all action necessary to establish a record date for, and to duly call, give notice of, and convene a special meeting of its stockholders as promptly as practicable (and in any event such meeting to be convened within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Company) solely for the purpose of considering and voting upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Buyer’s stockholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Buyer Meeting”), and shall, through the Buyer Board, recommend to its stockholders the approval of this Agreement and the transactions contemplated hereby (including the Merger) and use its reasonable best efforts to solicit such approval by such stockholders.

(ii) Buyer Board shall at all times prior to and during the Buyer Meeting recommend approval by the stockholders of Buyer of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Buyer’s stockholders for consummation of the Merger and the transactions contemplated hereby (the “Buyer Recommendation”) and the Proxy Statement-Prospectus shall include the Buyer Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Buyer Stockholder Approval, Buyer will not adjourn or postpone the Buyer Meeting unless Buyer Board reasonably determines in good faith, after consultation with and having considered the advice of counsel that failure to do so would be inconsistent with its fiduciary duties under applicable Law.

(iii) Buyer shall adjourn or postpone (and may only adjourn or postpone) the Buyer Meeting, (1) if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, (2) if on the date of such meeting Buyer has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Buyer Stockholder Approval or (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Buyer has determined after consultation with outside legal counsel is reasonably likely to be required under Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Buyer prior to the Buyer Meeting. For the avoidance of doubt, nothing in this Section 5.04(b) shall limit Buyer’s obligation to ensure that the Buyer Meeting is called, noticed, convened, held and ultimately conducted for purposes of considering and voting upon the approval of this Agreement and the transactions contemplated hereby (including the Merger)).

(c) Cooperation. Buyer and Company shall cooperate to schedule and convene the Buyer Meeting and the Company Meeting on the same date. Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement-Prospectus to the stockholders or shareholders of each party.

Section 5.05. Registration Statement; Proxy Statement-Prospectus.

(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the transactions contemplated by this Agreement in connection with the issuance of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Company shall use reasonable best efforts to promptly deliver to Buyer such information with respect to Company, Company Bank, their respective Affiliates and the respective holders of their capital stock as may be reasonably requested or required in order to file the Registration Statement or any other report required to be filed by Buyer with the SEC, or in connection with the qualification of the issuance of the Buyer Common Stock with respect to state securities or “blue sky” Laws, in each case, in compliance with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to Buyer to review. Each of Buyer and Company agree to use reasonable best efforts to cause the Registration Statement to be filed with the SEC as promptly as reasonably practicable after the date of this Agreement, but in any event within sixty (60) days of the date of this Agreement, and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and keep the Registration Statement effective for so long as necessary to complete the Merger. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders, and Buyer, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b) The Proxy Statement-Prospectus and any amendment or supplement thereto and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Buyer and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by or on behalf of itself for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) the Proxy Statement-Prospectus and any amendment or supplement thereto will, at the date it is first mailed to shareholders or stockholders of Company and of Buyer (or such other persons entitled to vote in respect of matters covered thereby, including ESOP participants as applicable) or at the time of the Company Meeting or at the time of the Buyer Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances in which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to Company or Buyer, or any of their respective Affiliates, shall be discovered by Company or Buyer which, in the reasonable judgment of Company or Buyer, should be set forth in an amendment of, or a supplement to, any of the Registration Statement or the Proxy Statement-Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and Company and Buyer shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement-Prospectus or the Registration Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of Company and stockholders of Buyer. Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock issuable for offering or sale in any jurisdiction, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, including any amendments or supplements thereto, and, except to the extent such response is submitted under confidential cover, all responses to requests for additional information by and replies to comments of the SEC (and reasonable good faith consideration shall be given to any comments made by Company and its counsel) prior to filing such with, or sending such to, the SEC, and Buyer will provide Company and its counsel with a copy of all such filings made with the SEC.

(c) Buyer agrees to use commercially reasonable efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on NASDAQ Global Select, subject to official notice of issuance, prior to the Effective Time.

Section 5.06. Regulatory Filings; Consents.

(a) Except with respect to any forms, reports, statements or certifications filed, furnished or otherwise submitted to or with the SEC (which shall be governed exclusively by Section 5.05), each of Buyer and Company and their respective Subsidiaries shall (i) prepare and file all documentation, all Federal Reserve “Y” designated reports and all call reports to with the appropriate bank regulators), to obtain all Regulatory Approvals, including making any notices to or filings with the SBA, making any notices or filings under the HSR Act, if any is required, making any filings with and obtaining any consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, including approvals from FINRA and any relevant state regulator in connection with a change of control of any Company Subsidiaries that are broker-dealers, or that are required under consumer finance, mortgage banking and other similar Laws, and clearance from the Department of Justice and Federal Trade Commission under the HSR Act, if applicable, approvals from the FRB, the OCC, the FDIC and the DIFS and any other Governmental Authorities from which Regulatory Approvals are required, (ii) cooperate and use their respective commercially reasonable efforts to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) cooperate and use their respective commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Buyer be required to agree to any Burdensome Condition. Without limiting the generality of the foregoing, as soon as practicable and in no event later than sixty (60) days after the date of this Agreement, Buyer and Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals and other Governmental Authority consents and approvals required to consummate the Merger and the Bank Merger, including any notices to or filings with the SBA, making any notices or filings under the HSR Act, if any is required, making any filings with and obtaining any consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, including approvals from FINRA and any relevant state regulator in connection with a change of control of any Subsidiaries that are broker-dealers, or that are required under consumer finance, mortgage banking and other similar Laws, and clearance from the Department of Justice and Federal Trade Commission under the HSR Act, if applicable, approvals from the FRB, the OCC, the FDIC and the DIFS and any other Governmental Authorities from which Regulatory Approvals are required. Subject to applicable Laws, (A) Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers, shareholders and stockholders and such other matters as may be necessary or advisable in connection with any application, or petition made by or on behalf of Buyer or Company or their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement, (B) each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority, (C) Buyer and Company shall each furnish to the other for review a copy of each such filing made solely in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing and (D) Buyer and Company will notify the other promptly and shall promptly furnish the other with copies of any communication from any Governmental Authority received by it with respect to the regulatory applications filed solely in connection with the transactions contemplated by this Agreement (and its response thereto); provided, that in no event shall Buyer or Buyer Bank be obligated to provide or otherwise disclose to Company confidential information regarding Buyer, Buyer Bank or any of their respective Subsidiaries or Affiliates or any pending merger transaction, other than the Merger and the Bank Merger.

(b) Each of Buyer and Company will use commercially reasonable efforts, and each shall reasonably cooperate with the other upon request, to obtain all Regulatory Approvals; provided, that neither party nor any of its Subsidiaries will be required to make any payment to or grant any concessions to any third party in connection therewith. Each of Buyer and Company will, to the extent permitted by applicable Law, notify the other promptly and shall promptly furnish the other with copies of notices or other communications received by such party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). Company will reasonably consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

(c) Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, nothing in this Agreement shall preclude either Company or Buyer from meeting with its regulators on its own volition to discuss confidential supervisory information in connection with the transactions contemplated by this Agreement or otherwise.

Section 5.07. Publicity. So long as this Agreement is in effect, the Buyer Parties, on the one hand, and the Company Parties, on the other hand, shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that (a) any such press release or public statement as may be required by Law (including, for the avoidance of doubt, any filing with the SEC) or any listing agreement with or notice or application to any national securities exchange may be issued or made without prior consent of such other party (but after consultation with the other party, to the extent practicable in the circumstances) and (b) a party may issue a press release or make a public statement (including, for the avoidance of doubt, any filing with the SEC) that is consistent with prior press releases issued or public statements made in compliance with the first sentence of this Section 5.07 without such consultation. It is understood that Buyer shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.08. Access; Current Information.

(a) For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, each of Buyer and Company agrees to afford the other and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to its and its Subsidiaries’ books, records (including Tax Returns and, subject to the consent of the independent auditors, work papers of independent auditors), information technology systems, properties and personnel and to such other information relating to them as a party may reasonably request and the other shall use commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and its privacy policy and, during such period, each of Buyer and Company shall furnish to the other, upon reasonable request, all such other information concerning its business, properties and personnel and its Subsidiaries that is substantially similar in scope to the information provided to the other in connection with its diligence review prior to the date of this Agreement.

(b) As soon as reasonably practicable after they become available, to the extent permitted by applicable Law, Company will furnish to Buyer copies of the board packages distributed to Company Board or the board of directors of Company Bank, or any of their respective Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to its board of directors or any committee thereof relating to its financial performance and risk management.

(c) During the period from the date of this Agreement to the Effective Time, each of Company and Buyer will cause one or more of its designated representatives to confer on a regular basis with representatives of the other and to report the general status of the ongoing operations of Company and its Subsidiaries and Buyer and its Subsidiaries, respectively. Without limiting the foregoing, each of Company and Buyer agrees to provide to the other party, to the extent permitted by applicable Law, a copy of each report filed by such party or any of its Subsidiaries with a Governmental Authority reasonably promptly following the filing thereof.

(d) No investigation by the Buyer Parties or the Company Parties or their respective representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby. Any investigation hereunder shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its Subsidiaries.

(e) Notwithstanding anything in this Section 5.08 to the contrary, neither Company nor Buyer shall be required to provide the other party with access to or to disclose information that such party’s or its Subsidiary bank’s board of directors has been advised by counsel that such disclosure of which to the other party would violate a confidentiality obligation or fiduciary duty or any Law or regulation, or would result in its waiver of or jeopardize the attorney-client privilege held by such party or its Subsidiaries. In the event any of the restrictions in this Section 5.08(e) shall apply, each party shall use commercially reasonable efforts to provide or obtain appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the parties will use commercially reasonable efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.09. Disclosure Schedules. During the period from the date of this Agreement to the Effective Time, the Buyer Parties and the Company Parties agree to provide each other with supplemental disclosure schedules reflecting any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such party’s Disclosure Schedule or which is necessary to correct any information in such party’s Disclosure Schedule which has been rendered materially inaccurate thereby (a “Schedule Supplement”). The delivery of any Schedule Supplement shall not cure any breach by, or modify any representation or warranty of, this Agreement by the party delivering such Schedule Supplement.

Section 5.10. No Solicitation by Company; Superior Proposals.

(a) Subject to Section 5.10(b), Company shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of Company or any Subsidiary of Company (collectively, the “Company Representatives”) to, directly or indirectly: (i) initiate, solicit, knowingly induce or encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations with any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than, for the avoidance of doubt, its officers, directors, employees and advisors or Buyer) any non-public information or data with respect to Company or any of its Subsidiaries in connection with an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Agreement by Company. Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

(b) Notwithstanding Section 5.10(a) or any other provision of this Agreement, prior to the date of the Company Meeting, Company may take any of the actions described in Section 5.10(a) if, but only if, (A) Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.10; (B) Company Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (1) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (2) the failure to take such actions would be inconsistent with its fiduciary duties to Company’s shareholders under applicable Law; (C) Company has provided Buyer with at least three (3) Business Days’ prior notice of such determination; and (D) prior to furnishing or affording access to any information or data with respect to Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Company receives from such Person a confidentiality agreement with terms no less favorable to Company than those contained in the confidentiality agreement with Buyer (it being understood that nothing therein shall have the effect of a standstill provision). Company shall promptly provide to Buyer any non-public information regarding Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

(c) Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Subject to Section 5.10(e), neither Company Board nor any committee thereof shall: (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Buyer, in connection with the transactions contemplated by this Agreement (including the Merger), or take any other action or make any other statement inconsistent with, the Company Recommendation, fail to reaffirm the Company Recommendation within three (3) Business Days following a request by Buyer, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; (iii) resolve to take, or announce an intention to take, any of the foregoing actions (each of (i), (ii) or (iii) a “Company Subsequent Determination”); or (iv) enter into (or cause Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.10(b)) or (B) requiring Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.10(d), prior to the date of the Company Meeting, Company Board may make a Company Subsequent Determination after the fifth (5th) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Company advising Buyer that Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.10) constitutes a Superior Proposal if, but only if, (i) Company Board has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Company’s shareholders under applicable Law (it being understood that the initial determination under this clause (i) will not be considered a Company Subsequent Determination), (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), Company and Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, Company Board has again in good faith made the determination (A) in clause (i) of this Section 5.10(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 5.10(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f) Notwithstanding any Company Subsequent Determination, this Agreement shall be submitted to Company’s shareholders at the Company Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve Company of such obligation; provided, however, that if Company Board shall have made a Company Subsequent Determination with respect to a Superior Proposal, then Company Board may recommend approval of such Superior Proposal by the shareholders of Company and may submit this Agreement to Company’s shareholders without recommendation, in which event Company Board shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to Company’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.

Section 5.11. Indemnification.

(a) For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.11(b)(iii), Buyer shall indemnify and hold harmless the present and former directors and officers of the Company Parties (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such Persons in the course of performing their duties for Company or Company Bank or any of their respective subsidiaries occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the same extent as such Persons have the right to be indemnified pursuant to Company’s articles of incorporation and bylaws in effect on the date of this Agreement, to the extent permitted by applicable Law and in connection with any such Claim promptly advance expenses from time to time as incurred, to the same extent as such Persons have the right to expense advancement pursuant to Company’s articles of incorporation and bylaws in effect on the date of this Agreement, to the extent permitted by applicable Law, provided, the Person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances, if it is ultimately determined that such Person is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.11 shall promptly notify Buyer upon learning of any Claim, provided, that failure to so notify shall not affect the obligation of Buyer under this Section 5.11, unless, and only to the extent that, Buyer is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) (A) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by Buyer would create an actual or potential conflict of interest (in which case, Buyer shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one such separate counsel for all Indemnified Parties, in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted), and (B) the Indemnified Parties will cooperate in the defense of any such matter, (ii) Buyer shall not be liable for any settlement effected without its prior written consent and Buyer shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed) and (iii) Buyer shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(c) For a period of six (6) years following the Effective Time, Buyer will use its commercially reasonable efforts to purchase and provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Company or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from acts and omissions occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Parties, as that coverage currently provided by Company, provided that, if Buyer is unable to maintain or obtain the insurance called for by this Section 5.11, Buyer will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.11(c)); and provided, further, that officers and directors of Company or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall Buyer be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premium paid by Company for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the aggregate cost of such tail insurance exceeds the Maximum D&O Tail Premium, Buyer shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for an aggregate cost not exceeding the Maximum D&O Tail Premium for, in the case of a tail insurance policy, the aggregate Maximum D&O Tail Premium for the 6-year period). At the option of Company, prior to the Effective Time and in lieu of the foregoing insurance coverage, Company may, purchase a tail policy for directors’ and officers’ liability insurance on the terms described in this Section 5.11(c) (including subject to the aggregate Maximum D&O Tail

Premium, except if one or more directors elects to pay for any excess over such amount) and fully pay for such 6-year policy prior to the Effective Time, in which event Buyer’s obligations under this Section 5.11(c) shall be fully satisfied. If such prepaid tail policy has been obtained by Company prior to the Effective Time, Buyer will not, and will not permit any of its Affiliates to, take any action that would reasonably be expected to result in the cancellation or modification of such policy.

(d) If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 5.11.

(e) These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party. After the Effective Time, the obligations of Buyer under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.11 that is denied by Buyer, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expense, in whole or in part, then Buyer or the Surviving Entity shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with enforcing such claim against Buyer.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to or in substitution for any such claims under such policies.

Section 5.12. Employees; Benefit Plans.

(a) Employees of Company and Company Bank shall be retained as “at will” employees of the Surviving Entity or Buyer Bank after the Effective Time as employees of Buyer or Buyer Bank. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between Buyer and Company employees shall be coordinated by Company or Company Bank.

(b) Except as otherwise provided in this Agreement, or is otherwise determined in writing by the Buyer no less than ten (10) days preceding the Closing Date, not later than the day immediately preceding the Closing Date, Company shall take all action required to (i) cause any Company Benefit Plan that has liabilities in respect of its participants, to be fully funded to the reasonable satisfaction of Buyer; (ii) terminate via duly adopted resolution all such Company Benefit Plans, including any nonqualified deferred compensation plans or arrangements Company 401(k) Plan and the ESOP, effective immediately prior to Closing and fully vest each participant in any unvested account balances thereunder; and (iii) commence the process to pay out any vested benefits thereunder to participating and eligible Company employees in such form or forms as Company or Company Bank reasonably determined under the applicable Company Benefit Plans and as permitted or required under applicable Law.

(c) The ESOP shall be terminated via duly adopted resolution the day immediately preceding the Closing Date (the “ESOP Termination Date”). On or prior to the ESOP Termination Date, Company shall direct the ESOP trustee to remit a sufficient number of unallocated shares of the Company Common Shares held by the ESOP’s suspense account to Company or any other lender (as applicable) to repay the full outstanding balance of the ESOP loan(s). None of the unallocated shares used to repay the ESOP loan(s) will be entitled to receive any Merger Consideration. On or prior to the ESOP Termination Date, the Company shall make a contribution to the ESOP and/or take such other actions as requested by Buyer for prior years’ hires in connection with the ESOP, as amended and restated effective January 1, 2016, in either case as may be directed by Buyer. All remaining unallocated Company Common Shares and other unallocated plan assets, if any, held by the ESOP shall be allocated among the participant accounts on the ESOP Termination Date in accordance with the terms of the ESOP, and, as of the Closing, all Company Common Shares held by the ESOP shall be converted into the right to receive the Merger Consideration. As soon as administratively feasible following the Closing Date, the account balances of the ESOP shall be distributed in accordance with the terms of the ESOP and the requirements of the Code and ERISA. Company shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 5.12(b), upon prior written notice and consent of Buyer. From the date of this Agreement until the ESOP Termination Date, contributions by Company to the ESOP shall continue to be accrued and made in accordance with the terms of the ESOP except as otherwise directed by Buyer in accordance with this clause (c).

Section 5.13. Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein, which reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6 to be satisfied on the Closing Date, provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.13, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of any of the conditions set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied on the Closing Date.

Section 5.14. Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Informational Systems Conversion”), in such a manner sufficient to provide reasonable assurances that a successful Informational Systems Conversion will occur at, as may be elected in writing by Buyer to Company after the date hereof and prior to filing the application for the Regulatory Approvals, (a) the time that is immediately following the Merger and the Bank Merger or (b) such later date as may be specified by Buyer, in each case, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Without limiting the generality of the foregoing, Company shall, subject to any such applicable Laws: (i) reasonably cooperate with Buyer to establish a project plan as specified by Buyer to effectuate the Informational Systems Conversion; (ii) use its commercially reasonable efforts to have Company’s outside contractors continue to support both the Informational Systems Conversion effort and its ongoing needs until the Informational Systems Conversion can be established; (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Buyer for use in planning the Informational Systems Conversion, as soon as reasonably practicable; (iv) provide reasonable access to Company’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to the extent necessary to enable the Informational Systems Conversion effort to be completed on schedule; and (v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the contracts of outside data, item and other processing contractors or other third-party vendors to which Company or any of its Subsidiaries are bound if requested to do so by Buyer to the extent permitted by such contracts; provided, that Company shall not be required to take any action under this Section 5.14 that, after consultation with Buyer regarding Company’s concerns in the matter, would prejudice or adversely affect in any material respect its rights under any such contracts in the event the Closing does not occur. Buyer shall promptly reimburse Company for any reasonable out of pocket expenses incurred in connection with the actions described in this Section 5.14. Such access as contemplated by this Section 5.14 shall be conducted by Buyer in a manner which does not adversely affect the normal operations of Company or Company Bank and neither Company nor Company Bank shall be required to provide access to or disclose information (i) which would jeopardize the attorney-client privilege of Company or Company Bank or contravene any binding agreement entered into prior to the date of this Agreement or any Law or fiduciary duty, (ii) except as otherwise provided in this Agreement, relating to an Acquisition Proposal, and Superior Proposal, a Company Subsequent Determination or any matters related thereto, (iii) except as otherwise provided in this Agreement, related to Company’s or Company Bank’s directors’, officers’, employees’, accountants’, counsels’, advisors’(including investment bankers) agents’, or other representatives’, consideration of, or deliberations regarding, the transactions contemplated by this Agreement; or (iv) the disclosure which would violate applicable Law.

Section 5.15. No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Company or shall give Company, directly or indirectly, the right to control or direct the operations of Buyer prior to the Effective Time. Prior to the Effective Time, each of Company and Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.16. Environmental Assessments.

(a) No later than forty-five (45) Business Days after the date hereof, Company shall cooperate with and grant access to an environmental consulting firm selected and paid for by Buyer (the “Environmental Consultant”), during normal business hours (or at such other times as may be agreed to by Company), to any Company Real Property, for the purpose of conducting an ASTM Phase I and an asbestos and lead base paint survey as it relates to providing an environmental site assessment to determine whether any such property may be impacted by a “recognized environmental condition,” as that term is defined by ASTM. Each Phase I (including the asbestos and lead base paint surveys) shall be delivered in counterpart copies to Buyer and Company, and will include customary language allowing both Buyer and Company to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I to Company and Buyer for review and comment prior to the finalization of such report. If Company or Company Bank has ASTM Phase I reports for any Company Real Property that are dated as of a date that is within one (1) year before the date of this Agreement, then Company or Company Bank may deliver such reports to Buyer in lieu of the obligations set forth in this Section 5.17(a) with respect to that property.

(b) To the extent that Buyer identified any past or present events, conditions or circumstances that would require further investigation, remedial or cleanup action under Environmental Laws, Company shall use commercially reasonable efforts to take and complete any such reporting, remediation or other response actions prior to Closing.

Section 5.17. Certain Litigation. Company shall promptly advise Buyer orally and in writing of any actual or threatened litigation against Company, its Subsidiaries and/or the members of Company Board related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Company shall: (i) permit Buyer to review and discuss in advance, and consider in good faith the views of Buyer in connection with, any proposed written or oral response to such litigation; (ii) furnish Buyer’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such litigation; (iii) consult with Buyer regarding the defense or settlement of any such litigation, shall give consider in good faith the views of Buyer’s with respect to such litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that Company shall not settle any such litigation if such settlement requires the payment of money damages, without the written consent of Buyer (such consent not to be unreasonably withheld or delayed) unless the payment of any such damages by Company is reasonably expected by Company, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Company) under Company’s existing director and officer insurance policies, including any tail policy.

Section 5.18. Director Matters.

(a) Buyer shall take all appropriate action so that, as of the Effective Time, (A) the number of directors constituting Buyer Board and the board of directors of Buyer Bank shall be increased by two (2) and (B) W. David Tull and one additional individual, designated jointly by Buyer and Company shall be appointed as directors of Buyer and Buyer Bank. Buyer will nominate W. David Tull and such additional individual for election as a director in the open classes at the annual meeting of Buyer immediately following the Effective Time and solicit proxies for W. David Tull and such additional individual in the same manner as it does for all the other members of Buyer’s slate of directors in connection with such meeting.

(b) Company shall take all appropriate action so that, as of the Effective Time, the officers and directors of each Subsidiary of the Company resign from such position held by each such individual.

Section 5.19. Coordination.

(a) Prior to the Effective Time, Company and its Subsidiaries shall, subject to Section 5.14, take any actions Buyer may reasonably request from time to time to better prepare the parties for integration of the operations of the Company Parties with the Buyer Parties, respectively.

(b) Buyer and Company agree to take all action necessary and appropriate to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Bank Merger Agreement immediately following the Effective Time or as promptly as practicable thereafter.

Section 5.20. Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, each of Company and Buyer, and their respective subsidiaries, Affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including trade secrets of the disclosing party. Each party hereto agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article 5 in accordance with the terms of that certain Confidentiality Agreement, dated as of July 12, 2017, by and between Company and Buyer related to the Company confidential information (the “Company Confidentiality Agreement”) and that certain Confidentiality Agreement dated as of August 22, 2017, by and between Company and Buyer related to Buyer confidential information (the “Buyer Confidentiality Agreement,” and together with the Company Confidentiality Agreement, the “Confidentiality Agreements”).

Section 5.21. Tax Matters. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). From and after the date of this Agreement and until the Effective Time, each of Buyer and Company shall use reasonable best efforts to cause the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act would prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.22. Closing Date Share Certification. At least two (2) Business Days prior to the Closing Date, Company shall deliver to Buyer the Closing Date Share Certification.

Section 5.23. Adjusted Tangible Common Equity Determination. No later than two (2) Business Days after the satisfaction of the last to be satisfied of the conditions set forth in Article 6 (other than those conditions that, by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver (if permitted by applicable Law) of those conditions), Company will prepare and deliver to Buyer its good faith determination of Adjusted Tangible Common Equity as of the Determination Date in the form of the adjusted tangible common equity determination example as of November 30, 2017 attached hereto as Company Party Disclosure Schedule 5.23.

Section 5.24. Takeover Laws. Neither the Company Parties nor the Buyer Parties shall take any action that would cause any Takeover Law to become applicable to this Agreement, the Merger, the Bank Merger, or any of the other transactions contemplated hereby, and each of Company and Buyer shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of Company and Buyer will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.

Section 5.25. Company Bank and Buyer Bank Approval. Promptly following execution of this Agreement, (a) Company, as the sole shareholder of Company Bank, shall deliver Company Bank Shareholder Approval and (b) Buyer, as the sole stockholder of Buyer Bank, shall deliver the Buyer Bank Stockholder Approval. Immediately following the execution of this Agreement, Company, as the sole shareholder of Company Bank, shall approve this Agreement, the Bank Merger Agreement and the Bank Merger (the “Company Bank Shareholder Approval”). Immediately following the execution of this Agreement, Buyer, as the sole stockholder of Buyer Bank, shall approve this Agreement, the Bank Merger Agreement and the Bank Merger (the “Buyer Bank Stockholder Approval”).

Section 5.26. Company Audited Financial Statements. As soon as available, Company will deliver to Buyer a copy of the 2017 Audited Financials.

ARTICLE 6.

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01. Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger, Buyer Bank and Company Bank to consummate the Bank Merger, and the Buyer Parties and Company Parties to consummate the other transactions contemplated by this Agreement are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder/Stockholder Vote. Company shall have received the Requisite Company Shareholder Approval and Buyer shall have received the Requisite Buyer Stockholder Approval.

(b) Approvals/Consents. (i) All Regulatory Approvals required to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated and (ii) any other approvals or consents set forth in Sections 3.06, 3.07, 3.13, 3.31, 4.05 and 4.08 and the failure of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and not withdrawn.

(e) Listing. The shares of Buyer Common Stock to be issued to the holders of Company Common Shares upon consummation of the Merger shall have been authorized for listing on NASDAQ Global Select, subject to official notice of issuance.

Section 6.02. Conditions to Obligations of the Company Parties. The obligations of Company to consummate the Merger, Company Bank to consummate the Bank Merger, and the Company Parties to consummate the other transactions contemplated by this Agreement are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Buyer Parties set forth in this Agreement shall be true and correct in all material respects at and as of the date hereof and the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the date hereof and the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date). Company shall have received a certificate dated as of the Closing Date, signed on behalf of the Buyer Parties by their respective Chief Executive Officers and Chief Financial Officers to such effect.

(b) Performance of Obligations of Buyer. The Buyer Parties shall have performed and complied with all of their obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated the Closing Date, signed on behalf of the Buyer Parties by their respective Chief Executive Officers and the Chief Financial Officers to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had a Material Adverse Effect on Buyer and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have or result in a Material Adverse Effect on Buyer.

(d) Bank Merger Agreement. The Bank Merger Agreement shall have been executed and delivered to Company by Buyer Bank.

(e) Tax Opinions Relating to the Merger. Company shall have received an opinion from Dickinson Wright PLLC dated as of the Closing Date, in substance and form reasonably satisfactory to Company to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Dickinson Wright PLLC, may require and rely upon representations as to certain factual matters contained in certificates of officers of Company and Buyer, in form and substance reasonably acceptable to such counsel.

(f) Other Actions. Buyer Board and Buyer Bank’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Company, the Buyer Recommendation. The Buyer Parties shall have furnished Company with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.02 as Company may reasonably request.

Section 6.03. Conditions to Obligations of the Buyer Parties. The obligations of Buyer to consummate the Merger, the Buyer Bank to consummate the Bank Merger, and the Buyer and the Buyer Bank to consummate the other transactions contemplated by this Agreement are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company Parties set forth in this Agreement shall be true and correct in all material respects at and as of the date hereof and the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date at and as of the date hereof and the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date). Buyer shall have received a certificate dated as of the Closing Date, signed on behalf of the Company Parties by their respective Chief Executive Officers and Chief Financial Officers to such effect.

(b) Performance of Obligations of the Company Parties. The Company Parties shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of the Company Parties by their respective Chief Executive Officers and Chief Financial Officers, to such effect.

(c) Bank Merger Agreement. The Bank Merger Agreement shall have been executed and delivered to Buyer by Company Bank.

(d) Other Actions. Company Board and Company Bank’s board of directors shall have approved this Agreement, and the transactions contemplated herein and shall not have (i) withheld, withdrawn or modified (or proposed to withhold, withdraw or modify), in a manner adverse to Buyer, the Company Recommendation, (ii) approved or recommended (or proposed to approve or recommend) any Acquisition Proposal, or (iii) allowed Company or any of its officers, directors, and employees to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal (except as permitted in Section 5.10(a)). The Company Parties shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.03 as Buyer may reasonably request.

(e) No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has resulted in a Material Adverse Effect on Company and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have a Material Adverse Effect on Company or the Surviving Entity.

(f) Executive Employment Agreement. The employment agreement entered into between Buyer and Michael Goik as of the date of this Agreement (each, an “Executive Employment Agreement”), shall be in full force and effect as of the Closing, with no further action required by any party.

(g) Option Cancellation Letters. Buyer shall have received from each holder of a Company Option a duly executed Option Cancellation Letter.

(h) Resignations. Buyer shall have received the resignation of each officer or manager of the Company Parties and their respective Subsidiaries, and each director of Company Board, the board of the directors of Company Bank and each board of directors, board of managers or managing member of their respective Subsidiaries, in each case in form and substance satisfactory to Buyer and effective at Closing.

(i) FIRPTA Certificate. Buyer shall have received (i) an affidavit by Company dated as of the Closing Date, sworn under penalty of perjury and signed by an officer of Company and (ii) an affidavit by Company Bank dated as of the Closing Date, sworn under penalty of perjury and signed by an officer of Company Bank, in each case, in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that Company or Company Bank, as applicable, is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) No Burdensome Condition. No Governmental Authority shall have imposed any term, condition, prohibition, limitation or other requirement upon any Buyer Party or any of their Subsidiaries that is a Burdensome Condition in connection with, as a result of, or otherwise related to the transactions contemplated by this Agreement (including any term, condition, prohibition, limitation or other requirement in connection with any Regulatory Approval or with an effectiveness contingent upon consummation of the transactions contemplated by this Agreement).

(k) Tax Opinions Relating to the Merger. Buyer shall have received an opinion from Katten Muchin Rosenman LLP dated as of the Closing Date, in substance and form reasonably satisfactory to Buyer to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Katten Muchin Rosenman LLP, may require and rely upon representations as to certain factual matters contained in certificates of officers of each of Company and Buyer, in form and substance reasonably acceptable to such counsel.

(l) Regulatory Action. Company shall have delivered to Buyer evidence of satisfaction of corrective actions, if any, as reasonably determined by Buyer.

(m) Tax Report Related to the Executive Employment Agreements. Buyer shall have received the Fair Market Valuation of Covenant Not to Compete report from BDO USA LLP dated as of December 31, 2017, in substance and form reasonably satisfactory to Buyer regarding the valuation of certain restrictive covenants for purposes of determining reasonable compensation within the meaning of Section 280G of the Code.

(n) Approval of Amendment to Charter. A majority of the outstanding number of shares of Buyer Common Stock shall have approved an amendment to Buyer’s certificate of incorporation to increase the number of authorized shares of Buyer Common Stock.

(o) Adjusted Tangible Common Equity. The Adjusted Tangible Common Equity of the Company shall be not less than $97,000,000 as of the Determination Date.

(p) 2017 Audited Financials. Buyer shall have received a copy of the 2017 Audited Financials.

(q) Plan Terminations. Buyer shall have received duly adopted resolutions terminating the Company Benefit Plans as required under Sections 5.12(b) and 5.12(c).

(r) Plan Compliance. Buyer shall have received the items listed on Company Party Disclosure Schedule 6.03(r).

Section 6.04. Frustration of Closing Conditions. None of Buyer, Buyer Bank, Company or Company Bank may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations hereunder.

ARTICLE 7.

TERMINATION

Section 7.01. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Buyer Parties and Company Parties.

(b) No Regulatory Approval. By Buyer or Company in the event that (i) any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been withdrawn at the request of a Governmental Authority, unless the failure to obtain such Regulatory Approval shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement, or (ii) any Governmental Authority of competent jurisdiction shall have issued a final, non-appealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger.

(c) No Shareholder/Stockholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in breach of any of its obligations under Section 5.04(a), and provided in the case of Buyer that it shall not be in breach of any of its obligations under Section 5.04(b)), if the Requisite Company Shareholder Approval and Requisite Buyer Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or stockholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been a material breach of any of such representations or warranties by the other party which breach of any of such representations or warranties by the other party, either individually or in the aggregate with other breaches of representations and warranties by such other party, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.02(a) or Section 6.03(a) as the case may be, to be satisfied, which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the party committing such breach from the other party hereto or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach of any of the covenants or agreements either individually or in the aggregate with other breaches by such party, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.02(b) or Section 6.03(b) as the case may be, to be satisfied, which breach is not cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f) Delay. By either Buyer or Company if the Merger shall not have been consummated on or before June 30, 2018 (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that if additional time is necessary in order to obtain any Regulatory Approval, the Expiration Date shall be automatically extended for one additional two-month period.

(g) Company Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e), by Buyer prior to the Requisite Company Shareholder Approval being obtained if (i) there shall have been a material breach of Section 5.10 and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach, or (ii) Company Board (A) makes a Company Subsequent Determination, (B) materially breaches its obligations to call, give notice of or commence the Company Meeting in accordance with the provisions of Section 5.04(a), and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach or (C) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(h) Buyer Failure to Recommend; Etc. In addition to and not in limitation of Company’s termination rights under Section 7.01(e), by Company prior to the Requisite Buyer Stockholder Approval being obtained, if the Buyer’s Board of Directors materially breaches its obligations to call, give notice of or commence the Buyer Meeting in accordance with the provisions of Section 5.04(b), and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or resolves or otherwise determines to take, or announce as an intention to take, the foregoing action.

Section 7.02. Termination Fee.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer a termination fee equal to $10,000,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by Buyer in the event of any of the following: (i) in the event Buyer terminates this Agreement pursuant to Section 7.01(g), Company shall pay Buyer the Termination Fee within two (2) Business Days after receipt of Buyer’s notification of such termination; or (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of Company or has been made directly to its shareholders generally (and not withdrawn) or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Company and (A) thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 7.01(c) or Section 7.01(f) (without the Requisite Company Shareholder Approval having been obtained) or if this Agreement is terminated by Buyer pursuant to Section 7.01(d) or Section 7.01(e), and (B) prior to the date that is six (6) months after the date of such termination, Company enters into any agreement to consummate, or consummates an Acquisition Transaction (provided that the Acquisition Transaction relates to the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Buyer the Termination Fee, provided, that for purposes of this Section 7.02(a), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%”.

(b) In recognition of the efforts, expenses and other opportunities foregone by Company while structuring and pursuing the Merger, Buyer shall pay to Company an amount equal to the Termination Fee, by wire transfer of immediately available funds to an account specified by Company in the event of any of the following: (i) in the event Company terminates this Agreement pursuant to Section 7.01(h), Buyer shall pay Company the Termination Fee within two (2) Business Days after receipt of Company’s notification of such termination; or (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, (A) there is a publicly announced inquiry, offer or proposal from any Person to acquire, via merger, tender offer, exchange offer, asset purchase, stock purchase or any transaction which is similar in form, substance or purpose to any of the foregoing, 20% or more of any class of equity of Buyer or Buyer Bank or 20% or more of the consolidated assets of Buyer or Buyer Bank, and (B) Buyer subsequently terminates this Agreement pursuant to Section 7.01(c) due to Buyer’s failure to obtain Requisite Buyer Stockholder Approval, Buyer shall pay Company the Termination Fee within two (2) Business Days after notification by Buyer to Company of such termination.

(c) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement; accordingly, if a party fails promptly to pay any amounts due under this Section 7.02, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of the other party (including reasonable legal fees and expenses) reasonably incurred in connection with payment of amounts due under Section 7.02.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if a party pays or causes to be paid to the other party or its Subsidiary bank the Termination Fee in accordance with Section 7.02(a) or Section 7.02(b), as applicable, neither paying party nor its Subsidiary bank (nor any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of such paying party or its Subsidiary bank) will have any further obligations or liabilities to the other party or its subsidiary bank with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be the receiving party’s sole and exclusive remedy against the other party, its Subsidiary bank, and their respective Affiliates, representatives or successors in interest.

Section 7.03. Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) to the other party hereto, except as provided in Section 7.02(d); provided, that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages pursuant to Section 7.02 or arising out of the other party’s willful breach of any provision of this Agreement. The provisions of this Section 7.03 and Section 5.21, Section 7.02, Section 9.04, and Section 9.05 shall survive any termination hereof pursuant to Section 7.01.

ARTICLE 8.

DEFINITIONS

Section 8.01. Definitions. The following terms are used in this Agreement with the meanings set forth below:

“2017 Audited Financials” means the Company’s consolidated audited balance sheet as of December 31, 2017 and the related consolidated audited statement of operations, shareholders’ equity and cash flows for the fiscal year then ended, together with a true and correct copy of the report on such audited information by Company’s independent accountants, and all letters from such accountants with respect to the results of such audits.

“Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

“Acquisition Transaction” means: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Company or Company Bank that, in any such case, results in any Person (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the stockholders of such third party) acquiring 20% or more of any class of equity of Company or Company Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 20% or more of the consolidated assets of Company or Company Bank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Company or Company Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Company or Company Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

“Action” has the meaning set forth in Section 3.11.

“Adjusted Tangible Common Equity” means (a) the sum of (i) the total shareholders’ common equity of Company as of the close of business on the Determination Date, determined in accordance with GAAP consistently applied (but disregarding from such calculation accumulated comprehensive loss and minority interest) plus (ii) the after-tax amount of the Transaction Expenses, less (b) the value of the Intangible Assets determined as of the close of business on the Determination Date.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“Associate” when used to indicate a relationship with any Person means (1) any corporation, limited liability company, partnership, association, joint-stock company, unincorporated organization or other organization of any kind or nature (other than Company or any of its Subsidiaries) of which such Person is an officer, director, manager, partner or holds a like position, or is, directly or indirectly, the beneficial owner of 3% or more of any class of equity securities, (2) any trust or other estate in which such Person has a beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any family member of such Person.

“ASTM” has the meaning set forth in Section 5.01(v).

“Bank Merger” has the meaning set forth in the recitals to this Agreement.

“Bank Merger Agreement” has the meaning set forth in Section 1.04.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHC Act” has the meaning set forth in Section 3.02(a).

“Book-Entry Share” means any non-certificated share held by book entry in Company’s share transfer book, which immediately prior to the Effective Time represents an outstanding Company Common Share.

“Burdensome Condition” means any condition, prohibition, limitation, or other requirement which would, as determined by Buyer Board in its reasonable discretion, (i) prohibit or materially limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, (ii) compel Buyer or any of its Subsidiaries to pay any amounts (other than customary filing fees and fees of professional advisors customary to effect transactions comparable in nature and size to those contemplated by this Agreement), (iii) compel Buyer or any of its Subsidiaries to divest any banking office or otherwise dispose of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, (iv) continue any portion of any material Company Regulatory Agreement against Buyer or any of its Subsidiaries after the Merger or the Bank Merger, (v) increase the capital requirements of Buyer or any of its Subsidiaries, (vi) restrict or materially limit the ability of Buyer or its Subsidiaries to expand its business, or (vii) otherwise be reasonably likely to have a material and adverse effect on the Buyer Parties and their Subsidiaries, taken as a whole and giving effect to the Merger and the Bank Merger (in each case measured on a scale relative to Company and its Subsidiaries, taken as a whole).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Delaware or South Dakota are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank Stockholder Approval” has the meaning set forth in Section 5.25.

“Buyer Board” means the Board of Directors of Buyer.

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Confidentiality Agreement” has the meaning set forth in Section 5.20.

“Buyer Financial Statements” has the meaning set forth in Section 4.06(b).

“Buyer Meeting” has the meaning set forth in Section 5.04(b)(i).

“Buyer Nonvoting Common Stock” has the meaning set forth in Section 4.03(a).

“Buyer Parties” has the meaning set forth in the preamble to this Agreement.

“Buyer Party Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Preferred Stock” means the preferred stock, par value $0.01, of Buyer.

“Buyer Recommendation” has the meaning set forth in Section 5.04(b)(ii).

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.15.

“Buyer SEC Documents” has the meaning set forth in Section 4.06(a).

“Buyer Stock Options” means each outstanding option issued pursuant to a Buyer Stock Plan or a predecessor plan to purchase shares of Buyer Common Stock that is outstanding immediately prior to the Effective Time.

“Buyer Stock Plan” means all equity plans of Buyer or any Buyer Subsidiary.

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time represents one or more outstanding Company Common Shares.

“Certificates of Merger” has the meaning set forth in Section 1.05(a).

“Change of Control Payment” means any amount payable pursuant to any employment, change in control, salary continuation, deferred compensation, non-competition, retention, bonus or other similar agreement, plan or arrangement of Company or any of its Subsidiaries, whether due and payable as a result of the execution of this agreement or the performance and consummation of the transactions contemplated hereby, or due and payable by Buyer after the Closing in connection with other events.

“Claim” has the meaning set forth in Section 5.11(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(b).

“Closing Date Share Certification” means the certificate, delivered by an officer of Company on behalf of Company at the Closing, certifying the number of Company Common Shares (including Company Common Shares subject to outstanding Company Options) and Company Preferred Shares issued and outstanding immediately prior to the Effective Time.

“COBRA” has the meaning set forth in Section 3.16(h).

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Audited Financial Statements” has the meaning set forth in Section 3.08(a).

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Bank Shareholder Approval” has the meaning set forth in Section 5.25.

“Company Benefit Plan” means each written and unwritten employee benefit plan, scheme, program, policy, practice, arrangement and contract (including, but not limited to, any “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, bonus, commission, share purchase, restricted shares, option or other equity-based arrangement, and any employment, termination, retention, bonus, vacation, pension, profit-sharing, phantom equity, retention, incentive, medical, dental, or other health or welfare benefit plan, contract, arrangement or policy, any life insurance, flexible spending account, cafeteria, holiday, disability plan, contract, arrangement or policy, or any other employee or service provider compensation or benefit or fringe benefit plan, scheme, program, policy, practice, arrangement or contract, change in control or severance plan, program, policy, practice, arrangement or contract) for the benefit of any current or former officer, employee, beneficiary, director, independent contractor or like person of Company or any Company Plan Affiliates that is maintained or contributed to by Company or any Company Plan Affiliates, or with respect to which any of them has or could incur any liability under the Code or ERISA or any other applicable Law or similar non-U.S. Law.

“Company Board” means the Board of Directors of Company.

“Company Common Share” or “Company Common Shares” means a share or shares of common equity, no par value per share, of Company.

“Company Confidentiality Agreement” has the meaning set forth in Section 5.20.

“Company Equity Plans” means all equity plans or arrangements of Company or any Subsidiary, including the Crestmark Employee Stock Ownership Plan and the Crestmark Stock Option Plan, and any sub-plans adopted thereunder, each as amended to date.

“Company Financial Statements” has the meaning set forth in Section 3.08(a).

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Insurance Policy” has the meaning set forth in Section 3.23(j).

“Company Loan” has the meaning set forth in Section 3.23(d).

“Company Material Contracts” has the meaning set forth in Section 3.13(a).

“Company Meeting” has the meaning set forth in Section 5.04(a).

“Company Options” means each outstanding option issued pursuant to a Company Equity Plan or a predecessor plan to purchase Company Common Shares that is outstanding immediately prior to the Effective Time.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Company Party Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Plan Affiliate” means Company, any Company Subsidiary or any other Person, and any predecessor thereof, who is or was (at a relevant time with respect to which Company has any liability) treated as a single employer or under common control under Section 414 of the Code or Section 4001 of ERISA.

“Company Preferred Shares” means the preferred shares, $0.01 par value per share, of Company.

“Company Real Property” has the meaning set forth in Section 3.31(a).

“Company Recommendation” has the meaning set forth in Section 5.04(a)(ii).

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Representatives” has the meaning set forth in Section 5.10(a).

“Company Subsequent Determination” has the meaning set forth in Section 5.10(d).

“Company Unaudited Financial Statements” has the meaning set forth in Section 3.08(a).

“Confidentiality Agreements” has the meaning set forth in Section 5.20.

“D&O Insurance” has the meaning set forth in Section 5.11(c).

“DE Certificate of Merger” has the meaning set forth in Section 1.05(a).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction, in each case, relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means the last day of the month immediately preceding the month in which the Effective Time occurs, unless the Effective Time occurs in the first seven (7) Business Days of a month, then the “Determination Date” shall be the month end prior to the previous month-end.

“DGCL” means the Delaware General Corporation Law, as amended.

“DIFS” means the Office of Banking for the Michigan Department of Insurance and Financial Services.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Environmental Consultant” has the meaning set forth in Section 5.16(a).

“Environmental Law” means any federal, state or local Law relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety with respect to exposure to Hazardous Substances, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESOP” has the meaning set forth in Section 3.16(p)

“ESOP Termination Date” has the meaning set forth in Section 5.12(c).

“ESOP Trust” has the meaning set forth in Section 3.16(p)

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by Buyer (which shall be Buyer’s transfer agent), and reasonably acceptable to Company appointed prior to the Effective Time pursuant to an agreement in form and substance reasonably acceptable to Company (the “Exchange Agent Agreement”), to act as agent for purposes of conducting the exchange procedures described in Article 2.

“Exchange Agent Agreement” has the meaning set forth in the definition of “Exchange Agent”.

“Exchange Fund” has the meaning set forth in Section 2.06(a).

“Exchange Ratio” means 2.65.

“Executive Employment Agreement” has the meaning set forth in Section 6.03(f).

“Expiration Date” has the meaning set forth in Section 7.01(f).

“FDIA” has the meaning set forth in Section 3.28.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice.

“Governmental Authority” or “Governmental Authorities” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS, Department of Labor, Pension Benefit Guaranty Corporation, or any self-regulatory body or authority, including FRB, the OCC, the FDIC, the DIFS, NACHA, the Department of Justice, the Federal Trade Commission, the Payment Card Industry and any card association or network, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that have a negative impact on the environment, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“HOLA” means the Homeowners Loan Act of 1933, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“IIPI” has the meaning set forth in Section 3.29(c).

“Indemnified Parties” has the meaning set forth in Section 5.11(a).

“Informational Systems Conversion” has the meaning set forth in Section 5.14.

“Insurance Policies” has the meaning set forth in Section 3.33.

“Intangible Assets” means any asset of a Company Party that is considered an intangible asset under GAAP, including goodwill, determined in accordance with GAAP consistently applied with prior audited financial statements.

“Intellectual Property” means with regard to a Person all intellectual property of that Person including (a) all registered and unregistered trademarks, service marks, trade dress, trade names, designs, logos, slogans, corporate and fictitious names and rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof, and general intangibles of like nature, together with all goodwill, applications, registrations and renewals related to the foregoing; (b) all inventions, conceptions, ideas, processes, designs, improvements, and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and industrial designs, including any provisionals, non-provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, refilings, revisions, extensions and reexaminations thereof, statutory invention registrations, and U.S. or foreign counterparts of any patents or applications for any of the foregoing (collectively, “Patents”); (c) all works of authorship or mask works (both published and unpublished) whether or not protectable by copyright and all interest therein as copyright or other proprietor, whether or not registered with the United States Copyright Office or an equivalent office in any other country of the world, and all applications, registrations and renewals for any of the foregoing; (d) Software; (e) all confidential or proprietary technology or information, including research and development, trade secrets and other confidential information, know-how, proprietary processes, formulae, compositions, algorithms, models, methodologies, manufacturing and production processes and techniques, technical data, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business, marketing or other plans and proposals.

“In-the-money Company Option” means any Company Option with an exercise price equal to an amount that is less than the Purchase Price.

“Intangible Assets” means any asset of a Company Party that is considered an intangible asset under GAAP, including goodwill, determined in accordance with GAAP consistently applied with prior audited financial statements.

“Investment Securities” means the investment securities of Company, Company Bank and their respective Subsidiaries.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

“Knowledge” means, with respect to the Company Parties, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Company Party Disclosure Schedule 3.1, and with respect to the Buyer Parties, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Buyer Party Disclosure Schedule 4.1.

“Law” means any federal, state, foreign, or local law, statute, ordinance code, rule, order, decree, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative, guidance, network or association rule, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Governmental Authority applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person). For the avoidance of doubt, “Laws” shall include (i) any rules, regulations or listing requirements of any stock exchange on which shares of a Person’s common stock are listed or included for trading, (ii) any card association or card network rule, and (iii) NACHA.

“Leases” has the meaning set forth in Section 3.31(b).

“Letter of Transmittal” has the meaning set forth in Section 2.05.

“Licensed Business Intellectual Property” has the meaning set forth in Section 3.32(f).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Loan” means any written or oral loan, loan agreement, note or borrowing arrangement or other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which Company, Company Bank or any of their respective Subsidiaries is a party as obligee.

“Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger, the Bank Merger and the other transactions contemplated hereby; provided, however, that, in the case of clause (i) only, the following alone or in combination, shall not constitute a Material Adverse Effect, nor shall the occurrence, impact or results of such events be taken into account in determining whether there has been or will be a Material Adverse Effect (A) changes after the date of this Agreement in Laws of general applicability to companies in the industry in which it operates or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (B) changes in GAAP, or regulatory accounting requirements applicable to banks or financial holding companies or savings and loan holding companies, as applicable, generally, or interpretations thereof (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (C) changes in global or national political or economic or capital or credit market conditions generally, including changes in levels of interest rates (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (D) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by Company or Buyer to meet any internal or published industry analyst projections, forecasts or estimates of revenues or earnings or other financial or operating metrics for any period (it being understood and agreed that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of Buyer Common Stock or Company Common Shares and (G) the impact of this Agreement and the transactions contemplated hereby, including the public announcement thereof on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.11(c).

“MBCA” means the Michigan Business Corporation Act.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“MI Certificate of Merger” has the meaning set forth in Section 1.05(a).

“Money Laundering Laws” has the meaning set forth in Section 3.12(c).

“NASDAQ Global Select” means The NASDAQ Global Select Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Notice of Superior Proposal” has the meaning set forth in Section 5.10(e).

“Notice Period” has the meaning set forth in Section 5.10(e).

“OCC” means the Office of the Comptroller of the Currency.

“Option Cancellation Letter” has the meaning set forth in Section 2.04(b)(iii).

“Option Payment” has the meaning set forth in Section 2.04(b)(ii).

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Company, Company Bank and the Subsidiaries of Company consistent with past practice.

“OREO” has the meaning set forth in Section 3.23(c).

“Out-of-the-money Company Option” means any Company Option that is not an In-the-money Company Option.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“PCB” has the meaning set forth in Section 3.18(d).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature, including a Governmental Authority.

“Proxy Statement-Prospectus” means Company’s and Buyer’s proxy statement and Buyer’s prospectus and other proxy solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of Company Common Shares in connection with the Company Meeting and the holders of Buyer Common Stock in connection with the Buyer Meeting in connection with the solicitation of the Requisite Company Shareholder Approval and the Requisite Buyer Stockholder Approval.

“Purchase Price” means the Dollar amount to equal the product of (i) the Exchange Ratio multiplied by (ii) the average closing price per share of Buyer Common Stock on the NASDAQ Global Select for the ten (10) trading day period ending five (5) calendar days preceding the Closing Date.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of shares of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus, constituting a part thereof), together with any amendments and supplements thereto.

“Regulatory Approval” means any consent, approval, authorization or non-objection from any Governmental Authority necessary to consummate the Merger, Bank Merger and the other transactions contemplated by this Agreement.

“Requisite Buyer Stockholder Approval” means (i) the adoption and approval of this Agreement and the transactions contemplated hereby and (ii) the approval of the issuance of the shares of Buyer Common Stock in the Merger Consideration by the affirmative vote of, with respect to subsection (i), the holders of a majority of the outstanding shares of Buyer Common Stock and with respect to subsection (ii), the holders of a majority of the total shares of Buyer Common Stock cast on such proposal.

“Requisite Company Shareholder Approval” means the adoption and approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the outstanding Company Common Shares entitled to vote thereon, including ESOP participants entitled to vote on this Agreement and the transactions contemplated hereby, as required pursuant to terms of the ESOP, ESOP Trust and applicable Laws.

“Rights” means, with respect to any Person, warrants, options, calls, rights, convertible securities and other arrangements or commitments of any character which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sanctioned Country” has the meaning set forth in Section 3.38.

“Sanctions” has the meaning set forth in Section 3.38.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SBA” means the United States Small Business Administration.

“Schedule Supplement” has the meaning set forth in Section 5.09.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Severance Costs” means all amounts paid or payable to any employee of the Company or any of its Subsidiaries whose employment with Company or any of its Subsidiaries is being terminated as a result of or in connection with the execution of this Agreement or the performance and consummation of the transactions contemplated hereby, whether contingent on the transaction itself or in connection with other events (including any compensation or termination benefits under any agreement, plan, policy, arrangement or custom of the Company or any of its Subsidiaries).

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, when used with respect to any Person, any corporation, business trust, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or Person of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is, or directly or indirectly has the power to appoint, a general partner, manager or managing member or others performing similar functions.

Any reference in this Agreement to a Subsidiary of a Company Party or a Buyer Party means, unless the context otherwise requires, any current or former Subsidiary of such Company Party or such Buyer Party. No entity that is or was acquired as a result of foreclosure or similar proceedings or in respect of a debt previously contracted will be treated as a Subsidiary.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (i) that if consummated would result in a third party (or, in the case of a direct merger between such third party and Company, Company Bank or any other Subsidiary of Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Shares or more than 50% of the assets of Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that Company Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed on a timely basis, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by Buyer in response to such Acquisition Proposal, as contemplated by paragraph (c) of Section 5.10, and all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such proposal, is more favorable to the shareholders of Company from a financial point of view than the Merger.

“Surviving Entity” has the meaning set forth in Section 1.01.

“Takeover Laws” has the meaning set forth in Section 3.36.

“Tax” and “Taxes” mean all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any federal, state, local or foreign or other Governmental Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of contract, assumption, transferee, successor or similar liability, operation of Law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Returns” means any return, declaration, form (including Form TD F 90-22.1 and FinCEN Form 114 and any predecessor or successor forms), report, claim, informational return (including all Forms 1099) or statement filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.

“Three Percent Cap” has the meaning set forth in Section 5.02(b)(iii).

“Transaction Expenses” means all amounts paid, to be paid or reasonably expected to be paid by the Company Parties (or by the Surviving Entity or Buyer Bank, as successors to the Company Parties) that arise out of or in connection with the execution of this Agreement and the performance and consummation of the transactions contemplated hereby, (whether arising before, at or after the Effective Time), including without limitation (a) Company’s or ESOP trustee’s legal, accounting and financial advisory fees or commissions, (b) Severance Costs, (c) termination fees or other expenses incurred in connection with the termination of any contract of any of the Company Parties or their Subsidiaries, (d) payments made in connection with the termination of any Company Equity Plan, (e) the amount of any penalties or other expenses incurred by any of the Company Parties in connection with the prepayment of indebtedness by such Company Party or their Subsidiaries occurring as a result of such transactions, (f) premiums or other expenses relating to the D&O Insurance, (g) liabilities for Taxes arising out of such transactions and (h) Change of Control Payments.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code, as such regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“USDA” means the United States Department of Agriculture.

“Voting Agreement” or “Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

“Voting Debt” means all bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

ARTICLE 9.

MISCELLANEOUS

Section 9.01. Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.02. Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Company or stockholders of Buyer, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders or stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.03. Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

Section 9.04. Governing Law; Choice of Forum; Waiver of Right to Trial by Jury; Process Agent.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of Law rules of such state.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.04.

Section 9.05. Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses (including all such fees, Taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

Section 9.06. Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (c) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer or Buyer Bank:	With a copy (which shall not constitute notice) to:

Meta Financial Group, Inc.	Katten Muchin Rosenman LLP
5501 South Broadband Lane	2900 K Street NW North Tower – Suite 200
Sioux Falls, South Dakota 57108	Washington, D.C., 20007-5118
Attn: Glen Herrick, EVP	Attn: Mara Glaser McCahan
& Chief Financial Officer	Email: mara.glaser-mccahan@kattenlaw.com
Email: gherrick@metabank.com

If to Company or Company Bank:	With a copy (which shall not constitute notice) to:

Crestmark Bancorp, Inc.	Dickinson Wright PLLC
5480 Corporate Drive, Suite 350	2600 W. Big Beaver Rd. Suite 300
Troy, MI 48098	Troy, MI 48084
Attn: W. David Tull	Attn: Michael R. Kramer
Email: dtull@Crestmark.com	Email: mkramer@dickinson-wright.com

Section 9.07. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) represent the entire agreement of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby, and supersede any and all other oral or written agreements heretofore made among the parties hereto with respect to the subject matter of this Agreement. Except for the Indemnified Parties’ rights under

Section 5.11 and shareholders of Company with respect to Article 2, each of the Buyer Parties and each of the Company Parties hereby agree that their respective representations, warranties and covenants set forth herein and therein are solely for the benefit of the other applicable parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any Person or employees who might be affected by Section 5.12), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.08. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 9.09. Enforcement of this Agreement; Submission to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in this Section 9.09, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of Delaware, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event that subject matter jurisdiction is declined by or unavailable in the Court of Chancery of the State of Delaware, then such action, suit or proceeding shall be heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against the other party or its Affiliates arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other courts, and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought.

Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such action, suit or proceeding, including any appeal thereof. Each of the parties agrees that service of any process, summons, notice or document in accordance with Section 9.06 shall be effective service of process for any action, suit or proceeding brought against it by the other party in connection with this Section 9.09, provided that nothing contained herein shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

Section 9.10. Interpretation.

(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a Section of, or Exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference and shall be disregarded in the interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties acknowledge and agree that if an unreasonable condition is imposed on a consent, such consent will be deemed to have been withheld.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c) Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any rule or regulation promulgated thereunder and any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.

(d) Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. When used in this Agreement, references to (i) “in respect of debt previously contracted” and similar phrases include actions taken in respect thereof such as foreclosure and similar proceedings and arrangements and (ii) “foreclosure” include other similar proceedings and arrangements including a deed in lieu.

Section 9.11. Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties, and any purported assignment in violation of this Section 9.11 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.12. Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

Section 9.13. Disclosure Schedules. The parties hereto agree that any reference in a particular Section or subsection of either the Company Party Disclosure Schedule or the Buyer Party Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding Section or subsection of this Agreement and to any other representations, warranties or covenants of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other non-corresponding representations, warranties and covenants would be readily apparent to a reasonable Person who has read that reference and such representations, warranties or covenants without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Company Party Disclosure Schedule or the Buyer Party Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

META FINANCIAL GROUP, INC.

By:	/s/ J. Tyler Haahr
Name:	J. Tyler Haahr
Title:	Chairman and Chief Executive Officer

METABANK

By:	/s/ J. Tyler Haahr
Name:	J. Tyler Haahr
Title:	Chairman and Chief Executive Officer

CRESTMARK BANCORP, INC.

By:	/s/ W. David Tull
Name:	W. David Tull
Title:	Chairman

CRESTMARK BANK

By:	/s/ W. David Tull
Name:	W. David Tull
Title:	Chairman